UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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Hercules Offshore, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HERCULES OFFSHORE, INC.

9 Greenway Plaza, Suite 2200

Houston, Texas 77046

NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 15, 2012

To the Stockholders

of Hercules Offshore, Inc.:

The annual meeting of stockholders of Hercules Offshore, Inc. will be held on May 15, 2012, at 8:00 a.m., local time, at the Renaissance Hotel, 6 Greenway Plaza East, Houston, Texas, for the following purposes:

1. To elect three directors to the class of directors whose term will expire at the 2015 Annual Meeting of Stockholders;

2. To conduct a non-binding advisory vote on the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K (the “2011 executive compensation”);

3. To approve an amendment and restatement of the Certificate of Incorporation of Hercules Offshore, Inc., to permit the stockholders of the Company to request a special meeting in certain circumstances;

4. To approve an amendment of the Certificate of Incorporation of Hercules Offshore, Inc., to increase the number of authorized shares of common stock issuable by the Company from 200,000,000 shares to 300,000,000 shares.

5. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2012; and

6. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Attached to this notice is a proxy statement setting forth information with respect to the above items and certain other information.

The board of directors has fixed the close of business on March 19, 2012 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting or any adjournment or postponement thereof. Only holders of record of our common stock at the close of business on the record date are entitled to notice of and to vote at the meeting. For a period of ten (10) days prior to the meeting, a complete list of such stockholders will be available at our executive offices for inspection by stockholders during normal business hours for proper purposes.

Your vote is important. All stockholders are cordially invited to attend the meeting. We urge you, whether or not you plan to attend the meeting, to vote your shares electronically on the Internet, by telephone or by completing, signing, dating and mailing the enclosed proxy card in the postage-paid envelope provided. If a stockholder who has submitted a proxy attends the meeting in person, such stockholder may revoke the proxy and vote in person on all matters submitted at the meeting.

By Order of the Board of Directors

James W. Noe

Senior Vice President, General Counsel,

and Chief Compliance Officer

Houston, Texas

March 30, 2012

Proxy Statement for the

2012 Annual Meeting of Stockholders of

HERCULES OFFSHORE, INC.

To Be Held on May 15, 2012

GENERAL	1
Proxies and Voting Instructions	1
Voting Procedures and Tabulation	1
Effects of Not Casting Your Vote	2
VOTING SECURITIES	3
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS MEETING TO BE HELD ON MAY 15,2012	3
ELECTION OF DIRECTORS (Item 1 on Proxy Card)	4
Board Recommendation	4
Board of Directors	4
ADDITIONAL INFORMATION REGARDING THE BOARD OF DIRECTORS	9
Board Independence	9
Board Committees and Meetings	9
Structure of the Board of Directors and Role in Risk Oversight	12
EXECUTIVE OFFICERS	16
SECURITY OWNERSHIP	18
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	19
COMPENSATION DISCUSSION AND ANALYSIS	20
REPORT OF THE COMPENSATION COMMITTEE	52
EXECUTIVE COMPENSATION	53
Summary Compensation Table	53
Grants of Plan-Based Awards for 2011	54
Outstanding Equity Awards at Fiscal Year-End 2011	55
Option Exercises and Stock Vested for 2011	56
Non-Qualified Deferred Compensation	56
Potential Payments Upon Termination or Change of Control	57
Compensation of Directors	62
ADVISORY VOTE ON 2011 EXECUTIVE COMPENSATION (Item 2 on Proxy Card)	64
VOTE ON APPROVAL OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF HERCULES OFFSHORE, INC. TO PERMIT THE STOCKHOLDERS OF THE COMPANY TO REQUEST A SPECIAL MEETING IN CERTAIN CIRCUMSTANCES (Item 3 on Proxy Card)	65
VOTE ON APPROVAL OF THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION OF HERCULES OFFSHORE, INC. TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 200 MILLION TO 300 MILLION SHARES (Item 4 on Proxy Card)	67
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (Item 5 on Proxy Card)	69
Fees Paid to Independent Registered Public Accounting Firms	69
Pre-approval Policies and Procedures	69
REPORT OF THE AUDIT COMMITTEE	70

RELATED PARTY TRANSACTIONS, STOCKHOLDER PROPOSALS AND OTHER MATTERS	71
Certain Relationships and Related Party Transactions	71
Stockholder Proposals for the 2013 Annual Meeting	71
Discretionary Voting of Proxies on Other Matters	72
Householding	72
Solicitation of Proxies	72
Additional Information About Hercules Offshore	73

HERCULES OFFSHORE, INC.

9 Greenway Plaza, Suite 2200

Houston, Texas 77046

PROXY STATEMENT

For 2012 Annual Meeting of Stockholders

To Be Held on May 15, 2012

GENERAL

This proxy statement is furnished to stockholders of Hercules Offshore, Inc. in connection with the solicitation of proxies by our board of directors for use at the annual meeting of stockholders to be held on May 15, 2012, or at any adjournment or postponement thereof, at the time and place and for the purposes specified in the accompanying notice of annual meeting. The mailing of the Notice of Internet Availability of Proxy Materials to stockholders will commence on or about April 2, 2012.

Proxies and Voting Instructions

If you hold shares of our common stock in your name, you may vote your shares in a number of ways:

•	electronically via the Internet at www.proxyvote.com,

•	by telephone, if you are in the U.S. and Canada, by calling 1-800-690-6903, or

•	by completing, signing and dating your proxy card and mailing it in the postage-paid envelope provided.

If you hold shares of our common stock through someone else, such as a bank, broker or other nominee, you will receive voting instructions from the organization holding your account. You will receive a Notice Regarding the Availability of Proxy Materials that will tell you how to access our proxy materials and vote your shares via the Internet. It also will tell you how to request a paper or e-mail copy of our proxy material.

You may revoke your proxy at any time prior to its exercise by:

•	giving written notice of the revocation to our corporate secretary;

•	appearing and voting in person at the annual meeting; or

•	delivering a later-dated proxy card to our corporate secretary at the address above.

Your attendance at the annual meeting in person without voting will not automatically revoke your proxy. If you hold shares through someone else, such as a bank, broker or other nominee, and you desire to revoke your proxy, you should follow the instructions provided by your nominee.

Voting Procedures and Tabulation

We will appoint one or more inspectors of election to act at the annual meeting and to make a written report thereof. The inspectors will ascertain the number of shares outstanding and the voting power of each, determine the shares represented at the annual meeting and the validity of proxies and ballots, count all votes and ballots, and perform certain other duties. The determination of the inspectors as to the validity of proxies will be final and binding.

All properly executed written proxies delivered pursuant to this solicitation, and not later revoked, will be voted at the annual meeting in accordance with the instructions given in the proxy. Stockholders should vote their shares on the enclosed proxy card. If no choice is indicated, proxies that are signed and returned will be voted “FOR” the election of all director nominees, “FOR” the approval, on an advisory basis, of 2011 executive compensation, “FOR” approval of the amendment and restatement of the Certificate of Incorporation to permit the stockholders of the Company to request a special meeting in certain circumstances, “FOR” approval of the amendment of the Certificate of Incorporation to increase the authorized number of shares of common stock of the Company, and “FOR” approval of the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2012, and in the discretion of the proxies as to all other matters properly brought before the meeting. All shares of our common stock represented by properly executed and unrevoked proxies will be voted if such proxies are received in time for the meeting.

The three nominees for director who receive the greatest number of votes cast at the meeting will be elected as directors. Cumulative voting is not permitted in the election of directors. Approval of our 2011 executive compensation and the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2012 are each subject to the approval of a majority of the shares of common stock voting on the matter. Approval of the amendment and restatement of the Certificate of Incorporation to permit the stockholders of the Company to request a special meeting in certain circumstances requires the affirmative vote of the holders of at least seventy-five percent (75%) of the shares of capital stock generally entitled to vote in the election of our directors. Approval of the amendment of the Certificate of Incorporation to increase the authorized number of shares of common stock of the Company requires the affirmative vote of the holders of at least a majority of the shares of common stock entitled to vote on this matter.

Broker non-votes are proxies submitted by brokers that do not indicate a vote for a proposal because they do not have discretionary voting authority and have not received instructions as to how to vote on the proposal. Abstentions and broker non-votes are counted as present in determining whether the quorum requirement for the annual meeting is satisfied. For purposes of determining the outcome of any matter to be voted upon as to which the holder has abstained or as to which the broker has physically indicated on the proxy that the broker does not have discretionary authority to vote, these shares will be treated as not voting with respect to that matter.

With regard to the election of directors, votes may be cast in favor of or withheld from each nominee. Votes that are withheld will be excluded entirely from the vote and will have no effect. With regard to the advisory vote on our 2011 executive compensation, the approval of the amendment and restatement of the Certificate of Incorporation of the Company to permit the stockholders of the Company to request a special meeting in certain circumstances, and the approval of the amendment of the Certificate of Incorporation of the Company to increase the authorized number of shares of common stock of the Company, votes may be cast in favor, against or abstain. Votes to abstain will be excluded entirely from the vote and will have no effect. Broker non-votes will be treated as set forth below in the section entitled “Effect of Not Casting Your Vote.”

With regard to the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2012, abstentions and broker non-votes will not affect the outcome of the voting on the proposal.

Effects of Not Casting Your Vote

If you hold your shares in street name, it is critical that you cast your vote if you want it to count in the election of directors, approval of 2011 executive compensation, approval of the amendment and restatement of the Certificate of Incorporation to permit the stockholders of the Company to request a special meeting in certain circumstances, and approval of the amendment to the Certificate of Incorporation to increase the number of shares authorized (Items 1, 2, 3 and 4 of this Proxy Statement). Recent changes in regulation limit the ability of your bank or broker to vote your uninstructed shares on a discretionary basis. Thus, if you hold your shares in street name and you do not instruct your bank or broker how to vote, no votes will be cast on your behalf except on discretionary matters. If you are a shareholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the Annual Meeting.

VOTING SECURITIES

Our only outstanding voting securities are shares of our common stock. Only holders of record of our common stock at the close of business on March 19, 2012, the record date for the annual meeting, are entitled to notice of and to vote at the annual meeting. On the record date for the annual meeting, there were 140,456,716 shares outstanding and entitled to be voted at the annual meeting. A majority of such shares, present in person or represented by proxy, is necessary to constitute a quorum. Each share is entitled to one vote.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE STOCKHOLDERS MEETING TO BE HELD ON MAY 15, 2012

This proxy statement and our 2011 annual report to stockholders are available at the following address on the internet: http://www.proxydocs.com/hero. Pursuant to rules adopted by the Securities and Exchange Commission, or SEC, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice Regarding the Availability of Proxy Materials to certain of our stockholders of record and beneficial owners (excluding those record and beneficial owners who have previously requested that they receive electronic or paper copies of our proxy materials). All stockholders will have the ability to access our proxy materials on the website referred to above and in the Notice Regarding the Availability of Proxy Materials. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

ELECTION OF DIRECTORS

(Item 1 on Proxy Card)

Our certificate of incorporation provides for three classes of directors serving staggered three-year terms. There are three Class I directors whose terms expire at the 2012 annual meeting: Suzanne V. Baer, John T. Rynd and Steven A. Webster. The nominating and governance committee of our board of directors has approved, and our board has unanimously nominated, each of Ms. Baer, Mr. Rynd and Mr. Webster for reelection as directors of Hercules Offshore to serve until the 2015 annual meeting of stockholders or until his or her successor is elected and qualified. If any of the nominees becomes unavailable for any reason, which is not anticipated, the board of directors in its discretion may designate a substitute nominee. If you have filled out the accompanying proxy card in favor of the unavailable nominee, your vote will be cast for the substitute nominee designated by the board of directors.

The directors nominated for election this year will be elected by a plurality of the shares of our common stock present in person or represented by proxy at the annual meeting and entitled to vote. In other words, the three nominees for director who receive the greatest number of votes cast at the meeting will be elected as directors. All duly submitted and unrevoked proxies will be voted for the nominees selected by our board, except where authorization to do so has been withheld.

Board Recommendation

Our board recommends that stockholders vote FOR the election of its nominees for director.

Board of Directors

Information with respect to the directors nominated for election this year, and the directors whose terms do not expire at the 2012 annual meeting, is presented below.

Nominees for Election as Class I Directors (Term Expiring in 2015)

CURRENT CLASS I

Suzanne V. Baer, age 64, director since 2007	Ms. Baer served as a director of TODCO from May 2005 until TODCO’s acquisition by Hercules Offshore in July 2007. Ms. Baer served as Executive Vice President and Chief Financial Officer of Energy Partners Ltd., an independent oil and natural gas exploration and production company focused on the shallow-to-moderate depth waters of the Gulf of Mexico, from April 2000 until her retirement in April 2005. From July 1998 until March 2000, Ms. Baer was Vice President and Treasurer of Burlington Resources Inc., an independent oil and natural gas exploration and production company, and, from October 1997 to July 1998, was Vice President and Assistant Treasurer of Burlington Resources Inc. Ms. Baer also serves as a director and chairman of the audit committee and member of the pension committee of Lufkin Industries, Inc.

As noted above, Ms. Baer previously served as a director of TODCO.

John T. Rynd, age 54, director since 2008	Mr. Rynd became Chief Executive Officer and President of Hercules Offshore in June 2008 and was appointed by the Board as a director in June 2008. From July 2007 to June 2008, he was Executive Vice President and Chief Operating Officer of Hercules Offshore. From October 2005 to July 2007, he was Senior Vice President of Hercules Offshore and President of Hercules Drilling Company, LLC. Prior to joining Hercules Offshore, Mr. Rynd worked at Noble Drilling Services Inc., a wholly owned subsidiary of Noble Corporation, a contract drilling company, as Vice President — Investor Relations from October 2000 to September 2005 and as Vice President — Marketing and Contracts from September 1994 to September 2000. From June 1990 to September 1994, Mr. Rynd worked for Chiles Offshore Corporation, a contract drilling company, in various positions, including as Vice President — Marketing. Mr. Rynd is also a director and member of the compensation committee of Hornbeck Offshore Services, Inc.

Steven A. Webster, age 60, director since 2005	Mr. Webster has been Co-Managing Partner of Avista Capital Partners LP, a partnership which he co-founded that focuses on private equity investments in energy, media, healthcare and other industries, since June 2005. From 2000 to June 2005, he served as Chairman of Global Energy Partners, an affiliate of Credit Suisse’s private equity business. From 1998 to 1999, he served as President and Chief Executive Officer of R&B Falcon Corporation, a marine contract drilling company. From 1988 to 1997, Mr. Webster was Chairman and Chief Executive Officer of Falcon Drilling Company Inc., a company he founded. Mr. Webster has been a financial intermediary since 1979 and an active investor since 1984 in the energy sector. He serves as Chairman of Carrizo Oil & Gas, Inc. and Basic Energy Services, Inc. He is also a trust manager and member of the compensation committee and corporate governance committee of Camden Property Trust and a director of Geokinetics Inc. Mr. Webster also serves as a director and chairman of the nominating and corporate governance committee of SEACOR Holdings Inc.

Mr. Webster previously served as a director of Brigham Exploration from 2000-2007, Goodrich Petroleum from 2003-2007, Encore Bancshares from 2000-2009, Solitario Royalty & Exploration from 2006-2009, Grey Wolf Inc. from 1996-2008, Pinnacle Gas Resources, Inc. from 2003-2009, Crown Resource Corporation from 2001-2006, and Seabulk International from 2002-2006.

Directors Not Standing for Election

CLASS II DIRECTORS (TERM EXPIRING IN 2013)

Thomas R. Bates, Jr., age 62, director since 2004	Mr. Bates has served as a director of Hercules since 2004 and has served as Chairman of our Board of Directors since 2009. Mr. Bates has been a Senior Advisor at Lime Rock Management LP, an energy-focused private equity firm, since January 2010. From October 2001 until December 2009, Mr. Bates was a Managing Director at Lime Rock Management LP. From February 2000 through September 2001, Mr. Bates was a business consultant. From June 1998 through January 2000, Mr. Bates was President of the Discovery Group of Baker Hughes Incorporated, an oilfield services company. From June 1997 to May 1998, he was President and Chief Executive Officer of Weatherford Enterra, Inc., an oilfield services company. From March 1992 to May 1997, Mr. Bates was President of Anadrill at Schlumberger Limited, an oilfield services company. Mr. Bates was Vice President of Sedco Forex at Schlumberger from February 1986 to March 1992. Mr. Bates has served as a director of Tetra Technologies, Inc. since November 2011. Mr. Bates has been an Adjunct Professor in the Management Department of the Neeley School of Business at Texas Christian University since January 2011.

Mr. Bates previously served as a director of NATCO Group, Inc. from 2003-2009, as a director of T-3 Energy Services, Inc. from 2007 until it was acquired in January 2011, and as a director of Reservoir Exploration Technology ASA from December 2008 until February 2011.

Thomas M Hamilton, age 68, director since 2007	Mr. Hamilton served as a director of TODCO from May 2004 until TODCO’s acquisition by Hercules Offshore in July 2007. He served as the Chairman, President and Chief Executive Officer of EEX Corporation from January 1997 until his retirement in November 2002. From 1992 to 1997, Mr. Hamilton served as Executive Vice President of Pennzoil Company and as President of Pennzoil Exploration and Production Company. Mr. Hamilton was a director of BP Exploration, where he served as Chief Executive Officer of the Frontier and International Operating Company of BP Exploration from 1989 to 1991 and as the General Manager for East Asia/Australia/Latin America from 1988 to 1989. From 1985 to 1988, he held the position of Senior Vice President of Exploration at Standard Oil Company, prior to its being merged into BP. Mr. Hamilton is also a director and member of the audit and compensation committees of FMC Technologies Inc., Non-Executive Chairman of Methanex Corporation, and a director, member of the compensation committee and chairman of the nominating and governance committee of HCC Insurance Holdings Inc.

Mr. Hamilton previously served as a director of TODCO from 2004-2007 and of Western Gas Resources from January 2006 until it was acquired in August 2006.

Thierry Pilenko, age 54, director since 2006	Mr. Pilenko has been Chairman and Chief Executive Officer of Technip, a provider of engineering, technologies and construction services for the oil, gas and petrochemical industries, since April 2007. From March 2004 to January 2007, Mr. Pilenko was Chairman and Chief Executive Officer of Veritas DGC Inc. From 2001 to March 2004, Mr. Pilenko served as managing director of SchlumbergerSema, a Schlumberger Ltd. company located in Paris. From 1998 to 2001, he was president of Geoquest, another Schlumberger Ltd. company located in Houston, Texas. Mr. Pilenko was employed by Schlumberger Ltd. and its affiliated companies in various parts of the world, beginning in 1984, in a variety of progressively more responsible operating positions.

Mr. Pilenko previously served as a director of Veritas DGC from 2004-2007 and of CGG Veritas from 2007-2010.

CLASS III DIRECTORS (TERM EXPIRING IN 2014)

Thomas N. Amonett, age 68, director since 2007	Mr. Amonett served as a director of TODCO from May 2004 until TODCO’s acquisition by Hercules Offshore in July 2007. He was appointed lead independent director of TODCO in October 2004 and was appointed Chairman of TODCO in February 2005. He has been President and Chief Executive Officer of Champion Technologies, Inc., a manufacturer and distributor of specialty chemicals and related services, since 1999. From November 1998 to June 1999, he was President, Chief Executive Officer and a director of American Residential Services, Inc., a company providing equipment and services relating to residential heating, ventilating, air-conditioning, plumbing, electrical and indoor air quality systems and appliances. From July 1996 until June 1997, Mr. Amonett was Interim President and Chief Executive Officer of Weatherford Enterra, Inc., an oilfield services and manufacturing company. Mr. Amonett also serves as a director and member of the audit committee and chairman of the nominating and governance committee of Orion Marine Group, Inc., a marine contractor, and a director and member of the executive compensation committee and the audit committee of Bristow Group Inc., a global provider of helicopter services.

As noted above, Mr. Amonett previously served as a director of TODCO.

Thomas J. Madonna, age 65, director since 2005	Mr. Madonna was Chief Financial Officer of Menil Foundation, Inc., a major art museum, from July 2007 to December 2011. From November 2002 until July 2007, he served as the Manager of Finance of Menil Foundation, Inc. From 1969 until December 2001, Mr. Madonna worked at PricewaterhouseCoopers LLP in a number of roles, including as Assurance Partner from 1982 until his retirement in 2001.

F. Gardner Parker, age 70, director since 2005	From 1970 until 1984, Mr. Parker worked at Ernst & Ernst (now Ernst & Young LLP), an accounting firm, and was a partner at that firm from 1978 until 1984. Mr. Parker served as Managing Outside Trust Manager with Camden Property Trust, a real estate investment trust, from 1998-2005 and still serves as Managing Outside Trust Manager of Camden Property Trust. He serves as a director and Chairman of the Board of Sharps Compliance Corp., as a director, Chairman of the Board, and member of the compensation committee and audit committee of Triangle Petroleum Corporation, and as a director and chairman of the audit committee and compensation committee of Carrizo Oil & Gas, Inc.

Mr. Parker previously served as a director of Blue Dolphin Energy Company from 2004-2007 and Pinnacle Gas Resources, Inc. from 2003 to 2011.

ADDITIONAL INFORMATION REGARDING THE BOARD OF DIRECTORS

Board Independence

It is the policy of our board of directors that a substantial majority of the members of our board qualify as “independent directors” in accordance with the qualification requirements of the NASDAQ Global Select Market. It is also the policy of our board that all of the members of our audit committee, compensation committee, and nominating and governance committee qualify as “independent directors” in accordance with the qualification requirements of the NASDAQ Global Select Market, and that all of the members of the audit committee satisfy the criteria for independence under applicable provisions of the Securities Exchange Act of 1934 (the “Exchange Act”) and SEC rules. Our board has determined that all of our directors and nominees for director, except Mr. Rynd, who is employed by Hercules Offshore, satisfy the independence standards of the NASDAQ Global Select Market. Our board also has determined that each member of the audit committee qualifies as “independent” under Rule 10A-3 under the Exchange Act.

In determining that each such director is independent, the board considered that Hercules Offshore and its subsidiaries in the ordinary course of business sell services to, or purchase products and services from, companies in which some of the directors have a direct or indirect ownership interest, or are or have been employed as officers or serve as directors.

In determining Mr. Amonett’s independence, our board considered Mr. Amonett’s position as a director of Bristow Group, Inc. (“Bristow”). In 2011, Hercules Offshore purchased helicopter transportation services from Bristow.

In determining Mr. Webster’s independence, our board considered Mr. Webster’s position as a director of Peregrine Oil & Gas (“Peregrine”). In 2011, Hercules Offshore provided drilling services to Peregrine.

In determining Mr. Hamilton’s independence, our board considered Mr. Hamilton’s position as a director of HCC Insurance Holdings Inc. (“HCC”). In 2011, Hercules Offshore purchased director and officer liability insurance and rig package insurance from certain of HCC’s subsidiaries.

In determining Mr. Bates’ independence, our board considered his position as principal and senior advisor of Lime Rock Management LP (“Lime Rock”). In 2011, Hercules purchased products and services from certain of Lime Rock’s portfolio companies.

Hercules Offshore considers each of these business relationships to be at arms-length and in the ordinary course of business. The board determined that Messrs. Amonett, Webster, Hamilton and Bates do not have a material direct or material indirect interest in any of such business relationships.

Board Committees and Meetings

We have a standing audit committee, compensation committee, and nominating and governance committee of the board of directors. Each of these committees operates under a written charter that has been adopted by the respective committee and by our board. The charters are published under the “Corporate Governance” section of our website at www.herculesoffshore.com.

The current members of the committees, the number of meetings held by each committee in 2011, and a description of the functions performed by each committee are set forth below:

Audit Committee (7 meetings). The current members of the audit committee are Suzanne V. Baer, Thomas J. Madonna (chair) and F. Gardner Parker. Mr. Madonna was appointed as chairman of the committee in June 2010. The committee’s purpose is to assist the board of directors in overseeing our accounting and financial reporting processes, the audits of our financial statements and our internal control over financial reporting. In addition, the audit committee is directly responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm and for overseeing the Company’s internal audit function. The board of directors has determined that each member of our audit committee qualifies as an “audit committee financial expert,” as such term is defined in SEC rules. The board of directors also has determined that each member of the audit committee qualifies as “independent” under Rule 10A-3 under the Exchange Act.

Compensation Committee (9 meetings). The current members of the compensation committee are Thomas M Hamilton (chair), F. Gardner Parker and Thierry Pilenko. The purposes of the committee are, among other things, to discharge the responsibilities of the board relating to the compensation of our chief executive officer and other executive officers, to administer our equity-based compensation plans and to review and approve our objectives and elements of executive compensation.

The compensation committee annually reviews the performance of our chief executive officer and makes compensation decisions regarding the chief executive officer based on that review. The chief executive officer annually reviews the performance of each of the other executive officers and, based on this review, makes recommendations to the committee with respect to their compensation. The recommendations, including with respect to salary adjustments, bonus percentages, equity awards and perquisites, are presented to the committee by our chief executive officer, and our vice president of human resources. The committee can exercise its discretion in determining adjustments to the recommended salary, bonus percentages, perquisites or equity awards to the executive officers. The committee approves the elements of compensation relevant to chief executive officer and executive officer compensation based on, among other information, advice from a compensation consultant, established corporate goals and objectives, company performance targets, personal performance objectives, and the compensation paid by the company’s competitors.

In addition, the responsibilities of the compensation committee include, among other things:

•	to consider and take action on the adoption of and changes to our incentive compensation plans, equity-based compensation plans and other benefit plans;

•	to administer our compensation plans that it is assigned responsibility to administer;

•	to review and recommend to the Board how frequently the Company should permit stockholders to have an advisory vote on executive compensation;

•	to review the results of stockholder advisory votes on executive compensation and consider whether to make adjustments to the Company’s executive compensation policies and practices;

•	to review the compensation and benefits of nonemployee directors and to approve, or make recommendations to the board of directors with respect to, any changes in such compensation and benefits;

•	to review and approve any equity-based plans and awards that are not subject to stockholder approval;

•	to approve employment, severance, change-of-control and retention agreements, and amendments for executive officers;

•	to make recommendations to the board of directors regarding the adoption or modification of any stock ownership guidelines applicable to executive officers and directors;

•	to administer and provide oversight of our policy regarding the timing and pricing of equity-based compensation awards;

•	to monitor compensation programs for executive officers to align executive compensation and company performance;

•	to appraise the performance of, and to provide feedback to, the Chief Executive Officer; and

•

to develop and make recommendations to the board regarding succession plans for our chief executive officer and to review, based on the recommendations of the chief executive officer, the succession plans for other key executive officers and members of management.

Nominating and Governance Committee (3 meetings). The current members of the nominating and governance committee are Thomas N. Amonett (chair), Thomas J. Madonna and Steven A. Webster. Mr. Amonett was appointed as chairman of the committee in June 2010. The purposes of the committee are, among other things, to identify and recommend individuals qualified to become board members consistent with criteria approved by the board, to assist the board in determining the composition of the board and its committees, to develop, implement and review our corporate governance guidelines, practices and procedures, to oversee the company’s international anti-corruption, ethics and compliance programs, and to oversee a process to assess board and committee effectiveness.

In assessing the qualifications of prospective nominees to our board of directors, the nominating and governance committee considers factors it deems relevant, including each nominee’s general understanding of marketing, finance, accounting, or other elements relevant to the success of a publicly traded company in the current business environment, understanding of our business on an operational level, integrity, education and professional background, willingness to devote time to the board of directors’ duties, past board and committee meeting attendance and performance, commitment to the Company’s core values and independence under applicable standards. In addition, the committee evaluates each individual in the context of the board of directors as a whole, with the objective of recommending individuals that can best perpetuate the success of our business and represent stockholder interests through the exercise of sound business judgment using their diversity of experience in these various areas. The nominating and governance committee does not specifically consider diversity in regards to ethnicity, gender, race, or age in assessing the qualifications of director nominees nor does it have a policy regarding diversity of nominee candidates. However, as stated above, the committee does consider the diversity of professional experiences and background of nominees, both individually, and in the context of the whole board.

The nominating and governance committee will consider director candidates recommended by stockholders. If a stockholder wishes to recommend a director for nomination by the committee, the stockholder should submit the recommendation in writing to the Chair, Nominating and Governance Committee, in care of the Corporate Secretary, Hercules Offshore, Inc., 9 Greenway Plaza, Suite 2200, Houston, Texas 77046. In accordance with our Policy Regarding Director Recommendations by Stockholders, which can be found under the “Corporate Governance” section of our website at www.herculesoffshore.com, the recommendation should contain the following information:

•	the name, age, business address and residence address of the nominee and the name and address of the stockholder making the nomination;

•	the principal occupation or employment of the nominee;

•	the number of shares of each class or series of our common stock beneficially owned by the nominee and the stockholder;

•	the written consent of the nominee to have such nominee’s name placed in nomination at the meeting and to serve if elected; and

•	any other information the stockholder may deem relevant to the committee’s evaluation.

Candidates recommended by stockholders are evaluated on the same basis as candidates recommended by the board of directors, executive officers, third-party search firms or other sources.

In 2011, our board of directors held eleven meetings. Each director attended at least 75% of the total number of meetings of the board of directors and of the committees of the board on which he or she served. Directors are expected to attend meetings of the board of directors and meetings of committees on which they serve and to spend as much time and meet as frequently as necessary to properly discharge their responsibilities. In addition, directors are expected to attend annual meetings of our stockholders. All of our directors who were serving as directors at our 2011 annual meeting of stockholders attended that meeting.

Compensation Committee Interlocks and Insider Participation. None of our executive officers have served as a member of a compensation committee (or if no committee performs that function, the board of directors) of any other entity that has an executive officer serving as a member of our board of directors.

Structure of the Board of Directors and Role in Risk Oversight

  Board Leadership Structure

Our board is comprised of individuals who possess substantial experience in the oil and gas and oilfield services industries, as well as significant financial, management, capital markets and board experience. Our chairman is the presiding director at each of our board meetings.

Since our inception, the roles of our chief executive officer (who is also our president) and our chairman of the board have been separated, which we believe is the best governance model for Hercules at this time. Our chief executive officer is primarily responsible for managing our day-to-day operations and implementing our strategic initiatives. Our board chairman is an independent director who interfaces with our other board members to provide objective guidance on our strategy and performance, approves the agendas for all board meetings and sees that the objectives of the board are carried into effect by management.

Under this model, we believe that separating these positions enables our chief executive officer to concentrate his efforts on managing our operations and strengthening our business, while the chairman assures that our overall performance and strategy objectives are being met and that management has the support it needs from the board to carry out Hercules’ strategic initiatives. Especially in this challenging business environment, the separation of these roles has enabled our chairman and chief executive officer, respectively, to efficiently and effectively work toward achieving their respective strategic and operational objectives to the benefit of our shareholders.

  Director Qualifications

Each of our directors possesses certain experience, qualifications, attributes and skills, as further described below, that led to our conclusion that he or she should serve as a member of our Board of Directors.

Mr. Bates was appointed chairman of the board in 2009. In connection with his appointment, Mr. Bates resigned from each of the committees on which he served to focus on his role as chairman. Mr. Bates has extensive management experience during his long career in the oilfield services industry, having served as President of the Discovery Group of Baker Hughes Inc., President and Chief Executive Officer of Weatherford Enterra, Inc., and as President of Anadrill at Schlumberger Limited, among other positions. Mr. Bates also lends significant investment and capital markets experience gained from his time as a managing director and senior advisor of Lime Rock Management LP. He also served as a director of two other public companies until the first quarter of 2011. We believe that Mr. Bates’s vast and diverse professional experience provides great benefit to the board and to the company in his role as chairman.

Our committees are designed to leverage the relevant knowledge and expertise of our directors. The chairman of our audit committee, Mr. Madonna, has significant experience in both the public and private accounting sector, specializing in the international energy and oilfield industries. He worked for more than thirty years for a major accounting firm, including twenty years as a partner, and for nine years held senior finance positions with a Houston-based foundation. We believe Mr. Madonna’s varied experience in both public and private sector accounting allows him to effectively oversee the audit process of the Company and facilitate the accomplishment of the audit committee’s purposes.

Ms. Baer, also a member of our audit committee, has spent her entire career in investor relations, finance and accounting positions, most recently serving as chief financial officer of an independent oil and gas company. Ms. Baer also has been a director and serves on the audit committee (including currently as chairperson) of another public company since August 2005.

The third member of our audit committee, Mr. Parker, also has significant experience in the public accounting sector, working for fifteen years (six as a partner) for a major accounting firm. In addition, he serves as chairman of the board of two public companies and on the audit committee of two public companies and until June 2010 served as the chairman of our audit committee. In addition, Mr. Parker is a 2011 National Association of Corporate Directors (NACD) Board Leadership Fellow. He has demonstrated his commitment to boardroom excellence by completing NACD’s comprehensive program of study for experienced corporate directors, a rigorous suite of courses spanning leading practices for boards and committees. He supplements his skill sets through ongoing engagement with the director community and access to leading practices.

All three members of our audit committee have been designated by the Board and are qualified as “financial experts.”

Two members of our compensation committee have served or are currently serving as chief executive officer of a publicly traded company in industries related to ours. Mr. Hamilton, the chairman of our compensation committee, has extensive executive management experience in the energy industry, including serving as chief executive officer and president of an exploration and production company for almost six years. In addition, he currently serves as a director of three other public companies and on the compensation committee of two of these companies. We believe that Mr. Hamilton’s leadership roles in these other organizations provide him with the background to oversee our compensation program and to use the compensation program to effectively motivate and incentivize our executive officers and other employees.

Mr. Pilenko has worked in executive management positions across the globe throughout his career. He has been the chairman and chief executive officer of two companies and currently serves in this role at Technip. Mr. Pilenko’s international management experience provides our board and the compensation committee with important insight from a broader global perspective. Mr. Parker is the final member of our compensation committee and, as described above, has significant experience as a director and committee member of publicly traded companies.

Mr. Amonett, who was appointed as chair of our nominating and governance committee in June 2010, has served as chief executive officer of Champion Technologies, Inc. for the past twelve years. In addition, he was the chairman of TODCO for over two years prior to it being acquired by Hercules in 2007 and was the chief executive officer of Weatherford Enterra Inc. from 1996-1997. He also is a director of two other publicly traded companies, serving on the audit committee of both of these companies and on the compensation committee of one of these companies.

Mr. Webster has a long career in our industry, having founded and served as the chairman and chief executive officer of one of TODCO’s predecessor entities. He also co-founded a private equity investment firm and serves as a director of four other public companies, including some in our industry. Mr. Webster’s experience provides our board specific expertise about our drilling rigs and industry, as well as valuable insight into the capital markets.

The third member of our nominating and governance committee, Mr. Madonna, previously served as the chairman of the nominating and governance committee and has significant committee experience, as noted above.

As a whole, the structure of our board lends knowledge specific to our industry and to our assets, and is composed of directors that provide a wealth of experience both from a management and director, as well as a customer and an investor, perspective. In addition, our board members provide a balance of individual expertise in the financial, legal, operational, accounting and marketing functions. Our committees are structured to take advantage of the diverse individual experiences of their respective members in order to accomplish the purposes of each committee.

The nominating and governance committee reviewed the composition of the board and each of the committees at its meeting in the fourth quarter of 2011 and determined not to make any changes to the composition of any of the committees for 2012.

  Board’s Role in Risk Oversight

Our board, primarily through our committees, plays an important role in assessing and overseeing the various risks to which the company is exposed. On an annual basis, our chief compliance officer and deputy compliance officer make a comprehensive presentation to the nominating and governance committee regarding the governance and compliance risks that are impacting or that could potentially impact our business. Included in this presentation is an overview and analysis of our Foreign Corrupt Practices Act (“FCPA”) compliance program, a review of our insurance policies, and a discussion of enforcement trends relevant to our company. In addition to this annual update, our chief compliance officer and deputy compliance officer also provide updates on compliance matters relevant to the company during the executive session held at the end of each nominating and governance committee meeting, and our management also provides periodic updates throughout the year as issues arise. Furthermore, the nominating and governance committee evaluates the board leadership and overall composition of the board.

Our audit committee, with input from our internal audit group and our finance and accounting personnel, oversees our financial reporting and Sarbanes-Oxley compliance processes. Additionally, the committee monitors compliance in the human resources area through the internal audit group’s activities. The committee also meets periodically with management to discuss our major financial risk exposures and the steps management has taken to monitor and control these exposures. In addition, our chief compliance officer and deputy compliance officer provide updates on compliance matters relevant to the audit committee during the executive session held at the end of each audit committee meeting.

Our compensation committee assesses risks associated with the company’s compensation program. As discussed in Compensation Discussion and Analysis below, the compensation committee establishes and monitors our compensation program in order to incentivize and motivate our officers and employees, while taking into account potential risks associated with such compensation program.

Our board, with input from management, also assesses and oversees our operational risks. The board receives detailed reports on Health, Safety and Environmental (“HSE”) issues at each board meeting from senior operations and HSE managers. In addition, the board receives detailed reports on operational issues at each board meeting from senior operations personnel and receives and reviews detailed contract status and marketing reports at each board meeting from senior marketing personnel. We have a Vice President of Risk who reports directly to our General Counsel. These individuals manage and monitor our claims and litigation and provide periodic reports to the board. Included in these updates are annual presentations about our insurance packages and management’s discussions with our underwriters. Given the dynamic nature of the insurance market in our industry, the board plays an active role in evaluating the adequacy of our insurance packages in managing our operational risks.

Our board also assesses transactional and capital structure risks. The board receives periodic updates from management on our capital structure and compliance with debt covenants. Additionally, the board considers the risks associated with merger and acquisition and capital markets transactions that are contemplated in the execution of the strategy of the company.

Each of the committees communicates directly with our management team to implement the company’s risk management objectives. At the regularly scheduled committee meetings, management provides feedback on the achievement of these objectives and receives input from the respective committees regarding future actions. Management also keeps the full board apprised of any significant risks that the company is encountering or expects to encounter as such risks arise.

The committees report their respective assessments of risks to the full board of directors. We believe our board and committee structure, and the communication among the committees and between the board and our management team, allows the board to effectively oversee the management of our risks by our officers.

Corporate Governance

Corporate Governance Guidelines. The board of directors has established Corporate Governance Guidelines to assist the board in the exercise of its responsibilities under applicable law. The guidelines provide a framework for the governance of our company and the board, covering such matters as determining director independence; director orientation and continuing education; director responsibilities; director access to officers, management and advisors; annual evaluations of the board; and other corporate governance practices and principles. The guidelines are available on our website at www.herculesoffshore.com under the “Corporate Governance” section. In addition, the guidelines, as well as the charters of the audit committee, the compensation committee and the nominating and governance committee, and our Code of Business Conduct and Ethics, are available in print to any investor requesting a copy. Requests should be directed to our Investor Relations Department.

Code of Business Conduct and Ethics. All of our directors and employees must act ethically at all times and in accordance with the policies comprising our Code of Business Conduct and Ethics. The code is a reaffirmation that we expect all directors and employees to uphold our standards of honesty, integrity, ethical behavior and compliance with the law, and to avoid actual or apparent conflicts of interest between their personal and professional affairs. Directors and employees are obligated to promptly report any good faith concerns or problems or any actual or suspected violations of the code. The code sets forth the procedures for the confidential and anonymous reporting of a violation of the code. We prohibit any form of retaliation against any employee for reporting, in good faith, suspected violations of the code. The code also sets forth procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters, and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. In the event of any change or waiver, including an implicit waiver, of the code granted by us to one of our executive officers or directors, we will make disclosure of such waiver available on our website at www.herculesoffshore.com. The code is available on our website at www.herculesoffshore.com, as described above.

Policy Regarding the Granting of Equity-Based Compensation Awards. We make equity grants to our employees and directors in accordance with our Policy Regarding the Granting of Equity-Based Compensation Awards. This policy establishes guidelines and procedures for the granting of equity compensation, including the timing of making annual grants and the approval process for such grants. In addition, this policy requires that all equity-based compensation awards granted to our officers have a vesting period of at least one year. The policy is intended to ensure that we comply with applicable laws and regulations as well as leading governance practices with respect to the granting of equity compensation. The policy is available on our website at www.herculesoffshore.com under the “Corporate Governance” section.

Clawback Policy. In February 2009, our board adopted a clawback policy applicable to our executive officers and directors. The clawback policy provides that, in the event that an executive officer or director of ours, while employed by us, is found to have engaged in fraud or misconduct that resulted in a material restatement of our financial statements or caused us to violate in any material respect the United States securities laws and regulations or the FCPA, we shall have the right to (i) reimbursement of any bonus or retainer previously paid to such executive officer or director, (ii) forfeit or cancel any unvested equity compensation award and the reimbursement of the fair market value of any vested equity compensation award, and (iii) reimbursement of any gains or profits realized from the exercise of stock options or from any other disposition of securities attributable to an award of equity compensation, in each case awarded to, paid to or realized by the executive officer or director, or vested, within the two-year period prior to such restatement or violation. In addition, the board may terminate the employment of such executive officer or demand the resignation of such director and take any other lawful actions as it deems appropriate to enforce the executive officers’ and directors’ obligations to us.

Executive Sessions. The independent directors meet regularly in executive session without management participation before and, if necessary after, each regular non-telephonic board meeting. Currently, the director who presides at these meetings is the Chairman of the Board. If the Chairman ceases to be independent, then the presiding director will be chosen by a vote of the independent directors.

Communication with the Independent Directors. Stockholders and other interested parties may make their concerns known confidentially to the independent directors by submitting a communication in an envelope marked “Confidential” addressed to the “Board of Directors,” a specifically named independent director or the “Independent Directors” as a group, in care of our corporate secretary. All such communications will be conveyed, as applicable, to the full board of directors, the specified independent director or the independent directors as a group.

EXECUTIVE OFFICERS

We have presented below information about our executive officers as of March 15, 2012. Officers are appointed annually by the board of directors and serve until their successors are chosen or until their resignation or removal.

Name	Age	Position
John T. Rynd	54	Chief Executive Officer and President (1)
James W. Noe	39	Senior Vice President, General Counsel, and Chief Compliance Officer
Stephen M. Butz	40	Senior Vice President and Chief Financial Officer
Terrell L. Carr	57	Vice President, Worldwide Drilling Operations
Troy L. Carson	36	Chief Accounting Officer
Todd A. Pellegrin	46	Vice President, Worldwide Liftboat Operations
Claus E. Feyling	59	Vice President, International Business Development; President of Hercules International Holdings, Ltd.
Kimberly A. Riddle	46	Vice President, Human Resources

(1)	For biographical information on Mr. Rynd, see “Election of Directors — Board of Directors” beginning on page 3.

James W. Noe has served as Senior Vice President, General Counsel and Chief Compliance Officer since April 2007 (and as Secretary until February 2010) and was Chief Executive Officer and President of our Delta Towing division from December 2008 until it was sold in May 2011. From October 2005 to April 2007, Mr. Noe served as Vice President, General Counsel, Chief Compliance Officer and Secretary of Hercules Offshore. From July 2002 to October 2005, Mr. Noe was Corporate Counsel for BJ Services Company, a worldwide oilfield services company. He was in private legal practice from October 1997 to July 2002. Mr. Noe currently serves on the board of directors of Discovery Offshore S.A.

Stephen M. Butz was appointed Senior Vice President and Chief Financial Officer in May 2010, after serving as Vice President, Finance and Treasurer of Hercules Offshore since October 2006. He joined the company in February 2005 as the Director of Corporate Development. During 2004, Mr. Butz served as a consultant to Noble Corporation. From 1996-2004, he worked in the investment banking industry as an equity research analyst at

Deutsche Bank and Jefferies & Company. Before joining Jefferies & Company, Mr. Butz held positions in corporate lending. Mr. Butz currently serves on the board of directors of Discovery Offshore S.A.

Terrell L. Carr joined Hercules Drilling Company, LLC as Vice President of Operations in January 2007. He is now Hercules Offshore’s Vice President of Worldwide Drilling Operations and is responsible for Hercules Offshore’s day-to-day drilling operations. From 2006 to January 2007, Mr. Carr served as Manager, Operations for the Asia Pacific Region of ENSCO International Incorporated and from 2001-2006, he served as a Rig Manager and Country Manager in various international locations for Ensco International Incorporated. Prior to joining ENSCO, from 1982 to 2001, Mr. Carr was employed by Reading & Bates Corporation (later R&B Falcon Corporation) in various key international operations and marketing roles.

Troy L. Carson was named Chief Accounting Officer in May 2010. He joined the Company in March 2007 as Vice President and Corporate Controller and was appointed Principal Accounting Officer in July 2008. Previously, Mr. Carson served in a variety of roles, including as the Assistant Corporate Controller, at Weatherford International Ltd., an international oilfield services company, from June 2002 to March 2007. In addition, he was a member of the Commercial Assurance Practice of Arthur Andersen LLP from 1997 to 2002.

Todd A. Pellegrin was appointed Vice President of Worldwide Liftboat Operations in December 2008. From June 2008 to December 2008, Mr. Pellegrin served as Vice President of International Liftboats. From July 2007 to June 2008, Mr. Pellegrin served as the Managing Director for the West Africa Region. Prior to this appointment, Mr. Pellegrin held the position of Managing Director of Hercules Offshore Nigeria from March 2006 to July 2007. Mr. Pellegrin was the Managing Director of Danos & Curole Nigeria, Ltd. from January 2004 to February 2006. From August 1998 to December 2003, he served in several capacities for Danos & Curole, including International Business Development Representative.

Claus E. Feyling was appointed Vice President International Business Development of Hercules Offshore in July 2007 upon the acquisition of TODCO, where he held the same position since April 2006. In December 2011, he was named President of Hercules International Holdings Ltd. Previously, he served as Director Business Development and Manager Marketing and Business Development for Pride International, Inc. from 2001-2005. Mr. Feyling was previously employed as Vice President Marketing and General Manager Asia Pacific for Marine Drilling, and held numerous rig operations management positions for Odfjell Drilling Asia.

Kimberly A. Riddle was named Vice President, Human Resources of Hercules Offshore in May 2011. She joined the Company in March 2008 as Compensation Manager. Prior to joining Hercules Offshore, Ms. Riddle served as a Human Capital Consultant at Deloitte Consulting and has over 20 years of experience in human resources, specializing in compensation management.

SECURITY OWNERSHIP

The following table sets forth information as of March 12, 2012 with respect to the beneficial ownership of our common stock by (1) each stockholder who is known to us to be a beneficial owner of more than 5% of our common stock, (2) our directors and director nominees and the persons named in the “Summary Compensation Table” below, and (3) all current executive officers and directors as a group. To our knowledge, except as indicated in the footnotes to this table or as provided by applicable community property laws, the persons named in the table have sole investment and voting power with respect to the shares of common stock indicated.

Name and Address of Beneficial Owner(1)	Number of Shares(2)	Percent of Class
Dimensional Fund Advisors LP(3)	9,316,574	6.8%
John T. Rynd	1,431,623	1.0%
Stephen M. Butz	347,960	*
James W. Noe	547,710	*
Terrell L. Carr	477,575	*
Todd A. Pellegrin	157,957	*
Thomas N. Amonett	57,926	*
Suzanne V. Baer	49,771	*
Thomas R. Bates, Jr.	111,000	*
Thomas M Hamilton	55,734	*
Thomas J. Madonna	79,200	*
F. Garner Parker(4)	53,100	*
Thierry Pilenko	42,866	*
Steven A. Webster(5)	1,822,639	1.3%
All current executive officers and directors as a group (16 persons)	5,698,469	4.1%

*	Less than 1% of issued and outstanding shares of our common stock.

(1)	The address of each director and executive officer is 9 Greenway Plaza, Suite 2200, Houston, Texas 77046.

(2)	The number of shares beneficially owned by the directors and executive officers includes shares that may be acquired within 60 days of March 12, 2012 by exercise of stock options is as follows: Mr. Rynd — 790,000 shares; Mr. Butz — 161,900 shares; Mr. Noe — 335,250 shares; Mr. Carr — 265,000 shares; Mr. Pellegrin — 41,866 shares; Mr. Amonett — 17,308 shares; Mr. Hamilton — 17,308 shares; Ms. Baer — 10,000 shares; Mr. Bates — 0 shares; Mr. Madonna — 10,000 shares; Mr. Parker — 10,000 shares; Mr. Pilenko — 10,000 shares; Mr. Webster — 10,000 shares; and all current executive officers and directors as a group — 1,919,701 shares.

(3)

Based on a Schedule 13G filed February 14, 2012 with the SEC by Dimensional Fund Advisors LP, Dimensional Fund Advisors LP reported that it furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, neither Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) possess voting and/or investment power over the securities of the Company that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Issuer held by the Funds. However, all securities reported in the Security Ownership Table are owned by the Funds. Dimensional disclaims beneficial ownership of such securities. The address for this entity is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(4)	Mr. Parker owns 7,000 shares indirectly through his wife

(5)	Mr. Webster directly owns 1,144,125 shares of our common stock and is the beneficial owner of 588,767 shares of our common stock through Kestrel Capital, LP, over which Mr. Webster shares voting and investment power, 44,747 shares of our common stock as Trustee of the Steven A. Webster Defined Benefit Pension Plan, 5,000 shares of our common stock as Trustee of the Elizabeth Anne Webster Trust, and 40,000 shares of our common stock through San Felipe Resources Company, of which he and his wife are the general partners.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and beneficial owners of more than ten percent (10%) of any class of equity securities to file initial reports of ownership and reports of changes in ownership of our common stock with the SEC and, pursuant to rules promulgated under Section 16(a), such individuals are required to furnish us with copies of Section 16(a) reports they file. Based solely on a review of the copies of such reports furnished to us during the year ended December 31, 2011 and written representations from our officers and directors, all Section 16(a) reports applicable to our officers and directors and any beneficial owners of ten percent (10%) or more of a class of equity securities were filed on a timely basis.

COMPENSATION DISCUSSION AND ANALYSIS

Hercules Offshore, Inc. Pays for Performance

Our executive compensation program aligns pay with performance. Specifically, 80.9% of our CEO’s target direct compensation for Fiscal 2011 and 78.4% on average for our other named executive officers (“NEOs”) was tied to the achievement of corporate, divisional and individual performance objectives. The components of total target direct compensation for Fiscal 2011 were:

Fiscal 2011 Executive Compensation Performance Scorecard

Fiscal 2011 Actual Performance		Fiscal 2011 Executive Compensation Results

Annual HERO Performance Bonus
Corporate Division
1st 6 months Actual	2nd 6 months Actual	Actual HERO Performance Bonus Payout:
✓ EBITDA Consolidated = $79.2	✓ EBITDA Consolidated = $74.6	NEO	% of Target	Amount
X Working Capital as % Rev = 16.1%	X Working Capital as % Rev = 17.0%	John Rynd	94%	$591,630
Full Year Goal Actual		Stephen Butz	94%	$169,037
✓ Safety TRIR Consolidated = 0.62	✓ Personal Goals 100% (all)	Jim Noe	94%	$190,167

Drilling Division
1st 6 months Actual	2nd 6 months Actual
✓ EBITDA Consolidated = $79.2	✓ EBITDA Consolidated = $74.6	Actual HERO Performance Bonus Payout:
X EBITDA Drilling = $66.5	✓ EBITDA Drilling = $69.4	NEO	% of Target	Amount
✓ Maintenance Capex = $22.7	✓ Maintenance Capex = $8.9	Terry Carr	95%	$156,241
Full Year Goal Actual
✓ Safety TRIR = 0.88	✓ Personal Goals 75%

Liftboat Division
1st 6 months Actual	2nd 6 months Actual
✓ EBITDA Cons = $79.2	✓ EBITDA Consolidated = $74.6	Actual HERO Performance Bonus Payout:
✓ EBITDA Liftboat = $33.1	X EBITDA Liftboat = $29.5	NEO	% of Target	Amount
✓ Maintenance Capex = $11.4	✓ Maintenance Capex = $11.7	Todd Pellegrin	79%	$98,593
Full Year Goal Actual
✓ Safety TRIR = 0.14	✓ Personal Goals 100%

Performance Equity Award
Consolidated Divisions
Full Year Goal Actual		Actual Restricted Shares Granted:
✓ EBITDA Consolidated = $153.8		NEO	Amount
✓ Safety Consolidated TRIR = 0.62		John Rynd	147,009
		Stephen Butz	88,206
		Jim Noe	88,206
		Terry Carr	88,206
		Todd Pellegrin	44,103

Performance Retention & Incentive Plan (expires March 2012)
Corporate Division
1st 6 months Actual	2nd 6 months Actual	Actual Performance & Incentive Plan Bonus Payout:
✓ EBITDA Consolidated = $79.2	✓ EBITDA Consolidated = $74.6	NEO	Amount
X Working Capital as % Rev = 16.1%	X Working Capital as % Rev = 17.0%	John Rynd	$878,450
Full Year Goal Actual		Stephen Butz	$242,145
✓ Safety TRIR = 0.62		Jim Noe	$272,414

Drilling Division
1st 6 months Actual	2nd 6 months Actual
✓ EBITDA Consolidated = $79.2	✓ EBITDA Consolidated = $74.6	Actual Performance & Incentive Plan Bonus Payout:
✓ EBITDA Drilling = $66.5	✓ EBITDA Drilling = $69.4	NEO	Amount
✓ Maintenance Capex = $22.7	✓ Maintenance Capex = $8.9	Terry Carr	$359,316
Full Year Goal Actual
✓ Safety TRIR = 0.88

Liftboat Division
1st 6 months Actual	2nd 6 months Actual	Actual Performance & Incentive Plan Bonus Payout:
✓ EBITDA Consolidated = $79.2	✓ EBITDA Consolidated = $74.6	NEO	Amount
✓ EBITDA Liftboat = $33.1	✓ EBITDA Liftboat = $29.5	Todd Pellegrin	$158,639
✓ Maintenance Capex = $11.4	✓ Maintenance Capex = $11.7
Full Year Goal Actual
✓ Safety TRIR = 0.14

✓ = met at least threshold
X = failed to meet threshold

Fiscal 2011 Company Business Objectives and Performance

In 2011, we continued our strategic focus to be a preferred provider of services to the oil and gas industry by upholding our four pillars of strength by being:

•	Incident Free;
•	Environmentally Sound;
•	Reliable; and
•	Cost Effective

Our employees are the foundation supporting these pillars of strength. By executing against the strategic initiatives that support these pillars of strength, our Company has survived in a challenging economic environment and is well positioned for success in the future. Highlights of the Company’s recent strategic initiatives include:

Strategic Initiatives:

•

Investment in two new high-specification jackup rigs. In January 2011, the Company formed and acquired an eight percent ownership stake in Discovery Offshore S.A. Our investment, along with the additional capital raised by Discovery Offshore, was used to fund the down payments on two newbuild ultra high specification jackup drilling rigs. The Company also executed a construction management agreement and a services agreement with respect to each of the rigs. Since its initial investment, the Company has increased its stake in Discovery Offshore to approximately 28% through open market purchases.

•

Opportunistic, strategic acquisition of core business. In April 2011, the Company purchased 20 jackup rigs and related assets, accounts receivable, accounts payable and certain contractual rights from Seahawk Drilling, Inc. After closing of the acquisition, utilization and average dayrates for the working Seahawk rigs was approximately 81% and $47,000 per day, respectively. Due to the improvement in market demand for jackup rigs in the U.S. Gulf of Mexico (“GOM”), utilization and average dayrates on the working Seahawk rigs improved to approximately 95% and $53,000 per day, respectively, during the fourth quarter of 2011. In addition, the Company has been able to divest seven cold stacked rigs and unused spare equipment acquired from Seahawk for over $30 million in cash through January 2012.

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Formed leading shallow water drilling advocacy group. Immediately in response to the issuance of the moratorium on shallow water drilling in the GOM in May 2010, we led an effort to organize the Shallow Water Energy Security Coalition (the “SWESC”) that consists of contractors and operators in our industry. The SWESC spearheaded the effort that led to the lifting of the shallow water drilling moratorium and continued throughout 2011 to educate policymakers, the media and the public on shallow water drilling, which has resulted in a steady improvement in the efficiency of the drilling permit approval process. James Noe, our Senior Vice President, General Counsel and Chief Compliance Officer, serves as the Executive Director of the SWESC. Mr. Noe has testified before Congress and continues the public outreach for the SWESC, regularly appearing in national media outlets.

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Enhanced pay for performance. Beginning in 2011, the Company’s equity grants to named executive officers included a performance grant, which constituted 56% of the target level of the grant in 2011. The vesting of the performance grant was contingent upon the meeting of pre-established consolidated safety and EBITDA objectives at a weighting of 50% each. The performance grant is forfeited if the Company fails to achieve the performance objectives.

As a result of these strategic initiatives and operational discipline, the Company has been strengthened to drive shareholder return and sustain a competitive advantage.

This Compensation Discussion and Analysis (“CD&A”) provides information about our compensation objectives and policies during fiscal year 2011 for the following individuals, who are referred to as the named executive officers (“NEOs”):

Executive	Position
John T. Rynd	Chief Executive and President
Stephen M. Butz	Senior Vice President and Chief Financial Officer
James W. Noe	Senior Vice President, General Counsel and Chief Compliance Officer
Terrell L. Carr	Vice President, Worldwide Drilling Operations
Todd A. Pellegrin	Vice President, Worldwide Liftboat Operations

Overview of Previous Year Performance and Compensation

While the global economic downturn that began late in 2008 continued to impact our industry generally, the impact of the Macondo well incident in the GOM in 2010 has had a prolonged and significant impact on our business and financial security. Immediately following the Macondo well incident, the federal agency responsible for issuing drilling permits was restructured and new regulations were imposed on all offshore drilling operations, which resulted in our customers experiencing significant delays in obtaining the necessary permits to operate in the GOM. The combined events caused a dramatic decrease in the number of drilling permits issued to our customers. For example, from 2005 through 2007, prior to the Macondo incident and the 2008 downtown, operators in the GOM were able to obtain an average of approximately 45 shallow water drilling permits per month; however, since the Macondo incident, the average number of shallow water drilling permits issued has fallen to approximately 15 per month. As a leading provider of shallow water drilling and marine services in the Gulf of Mexico, these events have significantly impacted our operations, causing our profitability and stock price to trail that of others in the broader oilfield services industry that are not as heavily focused in the GOM region.

In the challenging times created by the global economic crisis, the accompanying collapse in oil and gas prices, and the historic moratorium placed on offshore drilling in the wake of the Macondo incident, the Company has focused on the following objectives, which were fundamental to the survival of the Company and will be the foundation for the Company’s growth in the coming years. The compensation program that we currently have in place is intended to reward our named executive officers for their roles in spearheading and achieving the noteworthy accomplishments described below:

Rebuilding Shareholder Value – Despite the challenges faced by the Company since 2008, the Company has been successful in accomplishing our operational successes and strategic initiatives discussed in this CD&A. As a result, the Company’s stock price has risen from a low of $1.11 per share on March 9, 2009 to $4.98 per share on March 9, 2012 (see Chart 1).

Chart 1: Hercules Offshore, Inc. Historical Stock Price Performance

Source: Bloomberg

Aggressive Cost Reduction Measures and Recalibrating the Balance Sheet – As soon as the global economic meltdown became apparent, the Company took various proactive steps that not only avoided a default of the Company’s credit facility but will serve as the basis for growth and success for the Company in the future. The accomplishments include the following:

•	Reduced operating costs. The Company reduced consolidating operating expenses by nearly a third from 2008 to 2010 (see Chart 2).

Chart 2: Operating Expenses ($ in millions)

Source: Company filings

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Reduced general and administrative costs. The Company reduced general and administrative costs by approximately 30% from 2008 to 2010 (see Chart 3), which included a voluntary pay cut in 2009 from multiple named executive officers (which pay cut remained in place through 2011).

Chart 3: General and Administrative Expenses ($ in millions)

Source: Company filings

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Reduced Debt. From June 30, 2008 through December 31, 2011, the Company has reduced its total debt by approximately $318 million (see Chart 4), with an additional $17 million of debt paid off in January 2012. A portion of this debt reduction was made at levels that were substantially below par value.

Chart 4: Total Debt Balance ($ in millions)

Source: Company filings

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Amended credit agreement to increase flexibility. In March 2011, the Company amended its credit agreement to allow for the Seahawk transaction, to increase its investment basket and to revise the financial covenants.

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Non-core assets sales. The Company has generated approximately $146 million from sales of non-core assets since 2008 (see Chart 5) to buyers who were required to scrap the rigs or convert the rigs for uses other than drilling operations. A majority of the assets sold were either retired rigs or rigs that would require significant capital investment to reactivate, and are therefore unlikely to provide positive economic returns to the shareholders over the foreseeable future.

Chart 5: Proceeds from Asset Sales ($ in millions)

Source: Company filings

Operational Successes – As conditions have improved in the GOM, the Company has fully employed all of its marketed jackup rigs in the GOM on more favorable terms without compromising its safety performance.

•	Increased Utilization. The utilization of our marketed domestic jackup rigs has increased from 42% in the third quarter of 2009 to 86% in the fourth quarter of 2011 (see Chart 6).

Chart 6: Domestic Offshore Segment Utilization Rate

Source: Company filings

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Increased Dayrates. The leading edge dayrate, defined as the most recently contracted dayrate, on our 200’ mat jackup rigs in the GOM has almost doubled over the past year, from the mid-$30,000 per day in December 2010 to the mid-$60,000 per day by January 2012 (see Chart 7).

Chart 7: Leading Edge Dayrate (200’ mat jackup rig in GOM)

Source: Company filings

•	Improved safety performance. Achieved a greater than 10% improvement in Lost Time Incident Rate for the fourth consecutive year (see Chart 8).

Chart 8: Lost Time Incident Rate

Despite these operational and strategic decisions that led our Company to success, the compensation paid in 2011 to the Company’s named executive officers remains well below the median of that paid to its peers, as noted below:

Shareholder Advisory Vote on Executive Compensation and Shareholder Outreach

Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”) requires the SEC to adopt rules requiring us to seek a non-binding advisory vote from our stockholders to approve the compensation awarded to our executive officers disclosed pursuant to Section 14A of the Exchange Act and Item 402 of Regulation S-K. At our annual meeting of stockholders on May 10, 2011, we requested that our stockholders submit advisory votes on various aspects of our 2010 compensation program. Our first advisory vote to approve the compensation packages of our then named executive officers was held at our annual meeting of stockholders on May 10, 2011. The voting results were as follows: 24,896,201 “for” votes; 35,870,743 “against” votes; 4,001,626 abstained votes; and 35,120,501 broker non-votes. After this advisory vote was taken we recognized that we needed to improve communication with shareholders on executive compensation issues.

In response to the negative say-on-pay vote, we initiated contact with and met with shareholder advisory groups and many of our largest shareholders to discuss the concerns that these entities had with our compensation program. As a result of these discussions, we have since taken various actions to better ensure that our named executive officers are indeed being compensated in a manner that is fair and appropriate not only to them, but to our stockholders. We have analyzed Mr. Rynd’s compensation package with special attention, as we understand that our stockholders particularly need to see an alignment of our Chief Executive Officer’s compensation with the growth and success of our company. We also examined each of our named executive officers’ individual employment agreements, and determined that amendments were appropriate at this time to delete certain items that were objectionable to various shareholders. Each of the actions we have taken during the 2011 and 2012 years is described in greater detail below within the discussion regarding the applicable compensation element, but include:

•	Terminated Poison Pill. The Company terminated its poison pill.

•	Adopted a no gross-up policy. The Company has adopted a policy that it will not enter into executive employment agreements that include 280G tax gross-up provisions.

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Amended existing employment agreements to eliminate gross-ups and provide for a definite term. In addition to the “no gross-up policy”, the Company has amended the executive employment agreements with each of its executive officers and removed the tax gross-up provisions. The Company also inserted a definitive term in each of the amended executive employment agreements.

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Amended Long-Term Incentive Plan to eliminate share recycling. The Company amended the Hercules Offshore, Inc. 2004 Long-Term Incentive Plan (“LTIP”) to delete the provision which allows the Company to add back to the total shares issuable under its LTIP those shares which are forfeited or cancelled.

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Amended certificate of incorporation and bylaws to allow stockholders to call special meeting. In order to allow greater stockholder access, the Company amended its certificate of incorporation and bylaws, subject to stockholder approval, to allow stockholders who hold in the aggregate at least 20% of the total outstanding shares of common stock of the Company to call a special meeting of stockholders.

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Instituted minimum vesting requirements for all equity-based compensation awards. We amended our Policy Regarding the Granting of Equity-Based Compensation Awards in order to adopt a minimum vesting requirement for all awards that are granted to our executive officers pursuant to our LTIP.

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Adopted an Anti-Hedging Policy. The Company adopted an anti-hedging policy that prohibits our employees, including our named executive officers, from engaging in hedging transactions using equity that has been granted to them under our LTIP.

In addition, we want our stockholders to fully understand our rationale for providing the compensation packages to our named executive officers that we currently do. We intend for this CD&A to provide a thorough picture of the precarious position the economy and the Macondo incident placed our company with respect to retaining skilled management. The discussion regarding our incentive and retention programs (both cash and equity-based plans) has been expanded to provide a more detailed discussion of why our executives’ compensation packages were structured as they were for the 2011 year, as well as the actions that we hope to take in the near future. Where appropriate we have included historical background and rationale within the CD&A, as many of our current programs are continuations or versions of arrangements that were put in place in prior years and under differing circumstances.

A second advisory vote mandated by Dodd-Frank required that our stockholders recommend the frequency that they should vote on the compensation packages of our named executive officers. Following the recommendation of our board of directors, a majority of our stockholders recommended that we hold such a vote on an annual basis. Our board of directors has determined to hold an annual advisory vote on executive compensation until the next advisory vote on the frequency of such a vote is required under the SEC’s rules.

Compensation Philosophy and Objectives

The Company’s continued success depends on attracting, directing, motivating, and retaining top talent, including an exceptional senior management team that can lead a dynamic international company that operates in a cyclical industry. Our board of directors and its compensation committee (the “committee”) believes that executive compensation programs play an important role in achieving these goals. The committee has structured our executive compensation program to achieve the following key objectives:

Objective	How Our Executive Compensation Program Achieves This Objective
Attract and Retain Top Talent	•	Competing effectively for the highest quality people who will determine our long-term success
	•	Targeting total direct compensation comparable to companies with which we compete for executive talent
Pay For Performance	•	Align executive compensation with short-term and long-term company, division and individual performance
	•	Setting a significant portion of each named executive officer’s target total direct compensation to be in the form of variable compensation
	•	Align the interests of our executive officers with those of our stockholders
Accountability	•	Ensure that performance-based compensation does not encourage excessive risk taking
	•	Increase retention by requiring forfeiture of a substantial portion of an executive officer’s compensation upon voluntary termination of employment
	•	Provide limited executive perquisitesp
	•	Maintaining a clawback policy for incentive compensation awards

Our compensation program in general, and our 2011 program specifically, is responsive to the circumstances surrounding our Company and the industry since late 2008. Our focus since early 2009 has been to meet our compensation objective of retaining key employees during a particularly challenging time for the industry and our Company. The committee recognizes the value of our senior management team’s skills and institutional knowledge and has designed performance-based retention awards and compensation to incentivize these officers to stay with our Company through this difficult period. We believe that performance should be analyzed on both a short-term and long-term basis. Our compensation program has effectively retained our executive officers and motivated them to develop and achieve short-term and long-term strategic objectives to position the Company for future success and growth. We believe that our compensation program as a whole, and in particular our retention programs (which substituted for our lack of ability to compensate our executives with equity, given the significantly depressed stock price), has been very effective, as these key officers have remained with our company through trying times and are committed to seeing our Company achieve long-term success.

As our NEOs assume greater responsibility, our pay-for-performance approach provides that: (1) a larger portion of their total compensation should be “at-risk” in the form of short-term and long-term incentive awards; and (2) a larger portion of their incentive awards should be focused on long-term awards to drive sustainable stockholder value. The following chart illustrates the allocation of all fiscal 2011 total direct compensation components for each NEO. This chart highlights the Company’s emphasis on long-term and at-risk compensation:

The committee, with the assistance of the human resources department, conducts a review of our compensation philosophy and objectives on at least an annual basis. No changes were made to our compensation philosophy between the 2010 and the 2011 fiscal years.

Snapshot of 2011 Compensation Elements

This CD&A provides a general description of our compensation program and specific information about its various components, which in 2011 consisted of the following:

Compensation Element	Objective	Key Features
Base Salary	Reward for level of responsibility, experience, and sustained individual performance.	Fixed cash component targeted at our peer group; Reviewed annually and based upon individual performance, leadership and accomplishment of individual performance goals.

Annual HERO Performance Bonus Plan	Reward contributions to the achievement of short-term Company performance objectives.	Compensation committee establishes performance measures that incentivize performance relevant to meeting the financial covenants in the Company’s

Compensation Element	Objective	Key Features
credit agreement and ensuring the continuing viability and strength of the Company. Currently comprised of two six-month performance periods per year, but full-year bonus is paid after year end.

Cash Retention and Incentive Plan

Provided a two-year cash incentive to retain executives during a period of economic and industry turmoil and an uncertain time for the Company as it faced, at that time, potential violation of the financial covenants in the Company’s credit agreement, which necessitated a restructuring of the Company’s cost centers and amendments to the Company’s credit agreement in order to avoid a default.

Offset the Company’s inability to offer equity of sufficient value for retention.

Used the same metrics as those used under the Annual HERO Performance Bonus Plan, in order to further emphasize the importance of maintaining compliance with the covenants in the Company’s credit agreement.

Plan expired and was not renewed after its final payout was made in March 2012.

Long-Term Equity Awards (stock options, restricted stock and performance-based restricted stock)

Align the interests of executives with those of the stockholders by rewarding executives through stock price appreciation.

Incentivize executives to achieve important financial and operational objectives of the Company by rewarding executives through stock price appreciation.

Stock Options:

Exercise price is equal to the closing price on the date of grant.

Vest over a three-year period, one-third per year.

Value is realized only if stock price appreciates after the date of grant.

Unexercised and unvested options are forfeited if executive voluntarily terminates employment.

Restricted Stock:

Executives receive restricted stock awards to provide long-term growth and align the performance of our executive officers with the interest of our shareholders.

Vest over a three-year period, one-third per year.

Unvested shares are forfeited if executive voluntarily terminates employment.

Compensation Element	Objective	Key Features

Performance-Based Restricted Stock:

Executives receive shares of restricted stock only to the extent that safety and EBITDA objectives are achieved in the year of grant.

Vest over a three-year period, one-third per year.

Unvested shares are forfeited if executive voluntarily terminates employment.

Severance

Provide a measure of financial security in the event an executive’s employment is terminated without cause.

Encourage retention and ensure continued dedication by executive officers in the event of a change in control.

Severance benefits are provided pursuant to the executive officers’ employment agreements. These benefits include the following:

Terminations by the Company not for cause or by the executive for good reason:

•        Lump sum payment equal to the sum of the executive’s base salary and annual bonus multiplied by 1.5 or 2.0 (this multiplier differs by executive)

•        Lump sum payment equal to the then current cost of employer-provided welfare benefits provided to the executive and his dependents

Termination after a change of control:

•        Lump sum payment equal to the sum of the executive’s base salary and target bonus multiplied by 2.0, 2.5, or 3.0 (this multiplier differs by executive)

•        Lump sum payment equal to the then current cost of employer-provided welfare benefits provided to the executive and his dependents

Compensation Element	Objective	Key Features

•        Immediate vesting and exercisability of all equity awards

•        These benefits are payable only upon a double trigger event, which occurs when there is a change of control and an involuntary or good reason termination.

Retirement Plan	Provide retirement savings in a tax–efficient manner.	The Company has a 401(k) plan available to all employees. The Company makes matching contributions equal to the amount of each employee’s contribution, up to a maximum of 3% of the employee’s base salary.
Deferred Compensation Plan	Provide the executives with the ability to defer federal income taxation on a portion of their compensation.	Participating employees can defer up to 80% of their base salary and 100% of any annual bonus paid from the Annual HERO Performance Bonus Plan. Participants are also eligible for the Company restoration match of 3%.
Health and Welfare Benefits	Provide competitive health and welfare benefits.	The Company provides all employees and eligible dependents with medical, dental, vision, life and disability coverage.
Perquisites	Provide limited perquisites to facilitate executives’ successful achievement of their duties.	Perquisites provided to executives include financial planning assistance, an annual health physical, and certain executives are eligible for a club membership.

Significant 2011 and 2012 Compensation Actions and Decisions

Pay-for-Performance. Prior to the say-on-pay vote in 2011, the committee recognized that it wanted to make certain revisions in 2011, and accordingly further emphasized our pay-for-performance objectives for 2011. All equity-based and incentive awards in 2011 were granted “at risk,” or subject to forfeiture in the event that performance objectives are not met or the executive’s employment is terminated for various reasons. Incentive plan performance metrics included EBITDA and safety objectives, which are crucial Company performance measures necessary to ensure continued compliance with the covenants within our credit agreement and to incentivize continued safe operations. We have determined that using the same performance objectives for our incentive awards that are necessary to our company’s health and survival is the most effective means of incentivizing our named executive officers to focus on our long-term success. Until we have determined that our company and our industry has stabilized, the most important performance objectives for compensation purposes will be those that assist us in remaining compliant with our credit agreement. The Company intends to continue to emphasize pay-for-performance in its compensation programs in 2012 and in subsequent years.

Cash Retention Program. The committee also remains committed to retaining the existing management team and, as a result, has offered cash retention incentives to recover some of the shortfall in long-term incentive compensation levels. Irrespective of our continued financial and strategic improvements, the impact of the economic downturn and the Macondo well incident created significant challenges to retain the management team over the past three years. With our depressed stock price, certain prior year grants of equity-based awards have a current value of $0 (despite the grant-date fair value of the award for accounting purposes that may have been reported for a named executive officer during a previous year), and the company has been unable to offer competitive long-term grant levels, as doing so would significantly dilute our shareholders. In 2011, long-term grants were 67% below the median of our peers on average for the named executive officers; in 2010, long-term grants were 56% below the median of our peers on average; and in 2009, long-term incentive grant values were 87% below the median.

In addition to receiving long-term awards that are below the median of our peers, the majority of such awards will be deemed earned only if the company achieves specific performance goals during the year. Due to the lack of value of prior years’ equity grants, the committee adopted the “Incentive and Retention Plan” in 2010 to provide cash incentives to our named executive officers that are based on the achievement of company performance objectives and contingent upon continued employment. The Incentive and Retention Plan covered both the 2010 and 2011 fiscal years, but expired and was not renewed following the final payout in March 2012 of awards relating to the 2011 year. The committee believes that the implementation of this plan has been critical in deflecting efforts by competitors that can offer attractive compensation opportunities, and in keeping the management team focused on executing the business strategy for future shareholder value creation. As with our other incentive awards, we have designed certain financial metrics for the Incentive and Retention Plan to correspond with the performance measures required by our credit agreement.

Even when considering the potential payments due to our named executive officers under the Incentive and Retention Plan, 2011 target total direct compensation was still approximately 40% below the median overall for the named executive officers. It is important to note that the committee utilized this special cash incentive arrangement to retain management during a difficult time for the company, but we intend to continue to rely more heavily on performance-based equity awards in the 2012 fiscal year and other incentive methods that do not contain guaranteed retention payments.

For 2011, compensation for the named executive officers increased over 2010 levels primarily due to the achievement of our performance goals under our annual incentive plan and under the Incentive and Retention Plan. A discussion of our performance versus the goals in each plan is described in detail below.

Employment Agreement Amendments.    In 2012, we made various amendments to the employment agreements of our named executive officers. Not only did we adopt a policy against the inclusion of any tax gross-up payments within any new agreements that we may enter into with our named executive officers, we amended existing employment agreements with each of the named executive officers to eliminate the potential gross-up provision that was contained in their agreements. A second significant amendment to the agreements was the modification of the term of each of the employment agreements to provide for a maximum number of years rather than allowing the agreements to automatically renew in perpetuity. We feel that these material changes, along with various other modifications that were made, bring the employment agreements into better alignment with good pay practices in our industry.

Equity Ownership Guidelines and Clawback Policy.    Aside from those mentioned previously, other important aspects of the company’s compensation program did not change in 2011, including an equity ownership requirement for officers and a clawback policy. The committee also continues to rely on the advice of independent consultants hired directly by the committee.

Executive Compensation Decision-Making Process

  Compensation Committee

The board of directors delegates to the compensation committee responsibility for establishing the compensation of its executive officers, pursuant to a written charter adopted by the board and posted on the company’s website at www.herculesoffshore.com. Each of the three members of the compensation committee meets the independence requirements contained in the NASDAQ Global Select Market listing standards.

The compensation committee is responsible for the oversight and administration of the company’s base, annual incentive, long-term compensation and benefit programs for executive officers. The committee’s key compensation responsibilities are:

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to monitor the elements of compensation relevant to the Chief Executive Officer and executive officers to determine whether such programs are properly achieving their intended purposes of aligning executive compensation and Company performance, and do not contain provisions or by their nature promote adverse risks or risk-taking that could be detrimental in their operation to the company or its shareholders;

•	to establish corporate goals and objectives relevant to the incentive compensation of executive officers;

•	to consider and take action on the adoption of and changes to our incentive compensation plans, equity-based compensation plans and other benefit plans;

•	to administer our compensation plans that it is assigned responsibility to administer;

•	to review and recommend to the Board how frequently the Company should permit stockholders to have an advisory vote on executive compensation;

•	to review the results of stockholder advisory votes on executive compensation and consider whether to make adjustments to the Company’s executive compensation policies and practices;

•	to review and approve any equity-based plans and awards that are not subject to stockholder approval;

•	to approve employment, severance, change-of-control and retention agreements, and amendments for executive officers;

•	to make recommendations to the board of directors regarding the adoption or modification of any stock ownership guidelines applicable to executive officers and directors;

•	to appraise the performance of, and to provide feedback to, the Chief Executive Officer; and

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to develop and make recommendations to the board regarding succession plans for our Chief Executive Officer and to review, based on the recommendations of the Chief Executive Officer, the succession plans for other key executive officers and members of management.

The committee believes that the application of its members’ and the compensation consultant’s collective experiences and judgment is as important to excellence in compensation as the use of data. Market data is an important tool for analysis and decision-making; however, the committee exercises both positive and negative discretion based on the committee members’ experiences and judgment. The committee gives consideration to each officer’s personal contributions to the organization, as well as his or her skill sets, qualifications and individual performance, and competitive conditions in determining compensation in an effort to retain highly qualified employees in key positions. The committee recognizes that certain executive officers may have a more expansive role in executing the management of our company compared to similarly situated executives in the peer group. The committee also seeks to reward the sense of urgency and the ingenuity that allows the officer to effectively resolve challenges and capitalize on opportunities to the benefit of our Company.

  Role of Consultants

To assist it in structuring our compensation program in 2011, the committee engaged two separate consulting firms during the 2011 year. Frederic W. Cook & Co., Inc. (“F.W. Cook”) provided advisory services to the committee during the first seven months of the 2011 year. F. W. Cook is an independent executive compensation firm that provided the committee with market data and advice regarding executive compensation packages in our industry and with respect to our compensation program. Longnecker & Associates (“Longnecker”), an independent executive compensation consulting firm, was engaged in August 2011 to provide the committee with market data and advice regarding executive compensation packages in our industry and with respect to our compensation program and to conduct an annual review of our total compensation program for our key employees, including the named executive officers. Longnecker provided the committee with data and advice with respect to the Company’s peer group and with relevant market data and alternatives to consider when making decisions with respect to the Chief Executive Officer’s compensation and his recommendations with respect to the compensation of the other named executive officers. Longnecker’s findings and recommendations have also been tailored to balance the external market data that is available with our internal environment, to ensure fiscal responsibility is a factor in our final decisions. Our management did not engage F.W. Cook or Longnecker in any other capacity for 2011 and does not direct or oversee the retention or activities of F.W. Cook or Longnecker with respect to our executive compensation program.

  Role of Executive Officers

On an annual basis, our chief executive officer and president reviews the performance of each of the other named executive officers and, based on this review, makes recommendations to the committee with respect to the compensation of the named executive officers, other than himself. The chief executive officer and president also considers internal pay equity issues, individual performance and company performance in making his recommendations to the committee. Our chief executive officer and president also attends all board and committee meetings throughout the year. The vice president, human resources provides general administrative support for the committee, such as providing data and advice to the committee and overseeing the documentation of equity plans and awards as approved by the committee. The remaining named executive officers do not have a formal role in setting compensation for any member of the named executive officer group.

  Use of Peer Group Data

In making compensation decisions, the committee compares each element of total compensation against a peer group of publicly traded offshore drilling and oilfield service companies. The committee periodically reviews and adjusts the composition of the peer group. During the fall of 2011, with Longnecker’s assistance and input from senior management, the committee reviewed our peer group and made certain changes that are included in the current peer group composition. The committee and Longnecker noted that the company is uniquely positioned in our industry, in that it is the sole drilling contractor that operates exclusively in the shallow water and that it is particularly focused in the GOM. Despite these unique characteristics, the committee thought it appropriate to add other drilling contractors that also operate in the shallow water and operators of a similar size that have substantial operations in the GOM. Market data was taken from companies that operate in the oil and gas industry and included companies that had median revenues of approximately $1.12 billion, a median market cap of $2.63 billion and median enterprise values of $3.23 billion. The current peer group consists of companies against which the committee believes we compete for talent, business and stockholder investment. The companies that the committee selected to comprise our peer group were:

• ATP Oil and Gas Corp.	• Ensco PLC	• Rowan Companies, Inc.

• Atwood Oceanics Inc.	• Gulfmark Offshore	• Superior Energy Services, Inc.

• Basic Energy Services	• Helmerich & Payne	• Tetra Technologies Inc.

• Diamond Offshore Drilling, Inc.	• Hornbeck Offshore Services, Inc.	• Tidewater Inc.

• Dresser-Rand Group Inc.	• Parker Drilling	• Willbros Group Inc.

• Patterson-UTI Energy Inc.

  Key Compensation Elements

The committee believes the compensation packages we provide to our executives, including the named executive officers, should include base salary, short-term incentive compensation that rewards performance as measured against established goals, and longer-term incentive compensation that incentivizes the achievement of long-term strategic objectives and the creation of shareholder value. The committee believes the form of compensation should include both cash and stock-based compensation. As noted above, for 2011 the principal components of compensation for named executive officers were: base salary; short-term and long-term incentive and retention compensation; long-term equity-based awards; and benefits.

In making compensation decisions, the committee compares each element of total compensation to peer data and consultant-provided third party-published survey data, combined with its judgment and philosophy. The committee targets total direct compensation for named executive officers, which includes base salary, cash retention awards, short-term and long-term cash incentives and long-term equity incentives, valued at the grant date, at the median of total compensation paid to similarly situated executive officers within the peer group. Variations may occur due to an individual executive officer’s scope of responsibility and performance.

A significant percentage of total compensation is allocated to short-term and long-term incentives and therefore is at risk. For the 2011 year, 80.8% of the compensation mix for our NEO’s was composed of variable and at-risk compensation elements. Income from such incentive compensation programs is primarily realized as a result of the performance of our company and the individual, depending on the type of award, compared to established goals. There is no pre-established policy or target for the allocation between either cash and noncash or short-term and long-term incentive compensation.

The committee targets total direct compensation at the 50th-75th percentile of the latest available compensation data. For 2011, total direct compensation was below the median for all of our named executive officers for whom we have comparable data available among our peer group.

The following is a discussion of each compensation element and the actions taken by the committee in 2011 with respect to each element.

Base Salary

The committee believes base salary is a critical element of executive compensation because it provides executives with a base level of monthly income. The committee determines the base salary of each named executive officer based on his or her position and responsibility. During its review of base salaries for executives, the committee primarily considers:

•	Individual performance of the executive, including leadership and execution of strategic initiatives and the accomplishment of goals established for each of them;

•	Market data provided by our outside compensation consultant;

•	The executive’s total compensation, both individually and relative to other officers; and

•	For named executive officers other than the chief executive officer, the recommendations of the chief executive officer.

The committee considers base salary levels at least annually as part of its review of the performance of our named executive officers and from time to time upon a promotion or other change in job responsibilities. Salaries are determined independently of other compensation elements by using relevant economic factors, performance and peer group surveys as guidelines.

The committee reviewed the base salaries of our named executive officers in the first quarter of 2011 and decided, given the current economic environment and performance of the company, to maintain the 2011 salaries at their current levels without any increase, despite the fact that Messrs. Rynd, Noe, and Carr voluntarily took a 10% reduction in their respective salaries during the 2009 year. At its meeting in the first quarter of 2012, recognizing the continuing compensation objective of retaining its senior management team, the Committee approved salary increases for all of its named executive officers. Mr. Rynd declined a salary increase that the Committee recommended, thus, at his request his salary will remain at $630,000. The salary increases are set forth in the table below and were effective as of March 5, 2012:

Name of Executive Officer	Previous Salary	New Salary
James W. Noe	$337,500	$375,000	*
Stephen M. Butz	$300,000	$375,000
Terrell L. Carr	$274,500	$325,000
Todd A. Pellegrin	$250,000	$275,000

*	This increase restored Mr. Noe’s salary to the level that it was prior to the voluntary salary reduction in 2009.

Short-term and Long-term Incentive and Retention Compensation

We did not award any discretionary bonuses to our named executive officers during the 2011 year. Cash bonus awards were granted pursuant to two plans, the Annual HERO Performance Bonus Plan and the Incentive and Retention Plan.

Annual HERO Performance Bonus Plan

The Hercules Offshore Incentive Compensation Program, referred to in this proxy statement as the “HERO Plan,” is an annual cash incentive program the committee approved for use beginning in 2006. The HERO Plan provides guidelines for the calculation of annual non-equity incentive-based compensation, subject to committee oversight. The committee, in its discretion, from time to time may modify certain elements of the guidelines in order to account for special events, such as acquisitions made by the company, or to more closely align the guidelines with the strategic objectives of the company. At the end of 2010, the committee established a target range of eligibility for potential payouts for the named executive officers. The various incentive levels are based on competitive information and the participant’s responsibility for impacting our results, with threshold, target and maximum award opportunities established as a percentage of base salary.

In December 2010, the committee determined the components of the HERO Plan for 2011. As noted above, the committee selected performance metrics that would align our officers’ incentives with the achievement of company objectives necessary to maintain compliance with the covenants in our current credit agreement. As the 2011 metrics are similar to the metrics that were used for the 2010 HERO Plan, the committee analyzed whether these metrics were achieving the objective of incentivizing the employees to act for the betterment of our company and determined that they were effective for the 2010 year and remained appropriate for the 2011 year. Depending upon the role of the participant in the company, the components included earnings from operations adding back depreciation (“EBITDA”) as adjusted, working capital as a percentage of revenue, divisional EBITDA as adjusted, maintenance capital and drydock expenditures, safety goals, and personal goals. The committee set annual performance objectives for the safety and personal goals components. For all other components, which are financial in nature, the committee set objectives for the six months ended June 30, 2011. Mid-year the committee established the objectives for the financial components for the six months ended December 31, 2011.

Certain components of the objectives have threshold, target and maximum objectives. We believe that we set each objective at a demanding level compared to our budgeted numbers for that objective. Historically, the HERO Plan threshold level that we set corresponds to the number we have set for that objective in our budget for the year, and target HERO Plan levels correspond to numbers that are well above the budgeted number for that objective. The named executive officers participating in the HERO Plan receive payment of a percentage of his or her salary based on the achievement of the objectives. Each component is weighted with the total potential threshold, target and maximum award opportunities as a percent of the average salary for the named executive officers for 2011 set forth below:

	HERO Annual Performance Bonus Plan Incentive Levels for 2011
Name	Threshold (%)	Target (%)	Maximum (%)
John T. Rynd	50%	100%	200%
Stephen M. Butz	30%	60%	120%
James W. Noe	30%	60%	120%
Terrell L. Carr	30%	60%	120%
Todd A. Pellegrin	25%	50%	100%

For 2011, the named executive officers’ HERO Plan awards, excluding Mr. Carr and Mr. Pellegrin, were based upon achievement of corporate objectives relating to Consolidated EBITDA, working capital as a percentage of revenue, safety goals and personal goals, with the components accounting for 40%, 10%, 10% and 40%, respectively. The 2011 HERO Plan award for Mr. Carr was based upon achievement of metrics that are more focused on our drilling division, which are Consolidated EBITDA, drilling division EBITDA, maintenance capital expenditures, safety goals, and personal goals, with these components accounting for 5%, 40%, 15%, 15% and 25%, respectively. The 2011 HERO Plan award for Mr. Pellegrin was based upon achievement of metrics that are more focused on our liftboat division, which are Consolidated EBITDA, liftboat division EBITDA, maintenance capital and drydock expenditures, safety goals, and personal goals, with these components accounting for 5%, 40%, 15%, 15% and 25%, respectively.

The payout guidelines are as follows:

There is no payment for Consolidated EBITDA, drilling division EBITDA, liftboat division EBITDA, or working capital as a percentage of revenue objectives (the “Financial Objectives”), or the safety objective component of the HERO Plan award unless we achieve the threshold performance levels.

If for each of the Financial Objectives and the safety objective component of the HERO Plan award we exceed the threshold performance level but do not achieve the target performance level, the award opportunity for such Financial Objective is prorated between the threshold and target award opportunity;

If for each of the Financial Objectives and the safety objective component of the HERO Plan award we exceed the target performance level but do not achieve the maximum performance level, the award opportunity for such Financial Objective is prorated between the target and maximum award opportunity;

If for each of the Financial Objectives and the safety objective component of the HERO Plan award we exceed the maximum performance level, the award opportunity for such Financial Objective is the maximum award opportunity;

If the maintenance capital and drydock expenditures objective is achieved, the component is paid at the same level as the drilling or liftboat division EBITDA component, as applicable. If the drilling or liftboat division EBITDA objective component is below threshold and the maintenance capital and drydock expenditure objective is achieved, it is paid at one-half of the threshold level; and

If personal goals are achieved, payment is at the target level.

Upon completion of the fiscal year, the committee assesses performance for each objective of the HERO Plan comparing the actual results to the predetermined threshold, target and maximum levels for each objective, and a payment for each objective is calculated. The committee does not utilize discretion in determining award payments from the HERO Plan.

The following table shows the performance objectives, other than the personal goals, and the actual 2011 results:

2011 Performance Objectives and Results

Corporate:

	Objective
	Threshold	Target	Maximum	Weight	Actual
		(Dollars in millions)
Six Months ended June 30, 2011
Consolidated EBITDA	$77.1	$88.6	$100.2	20%	$79.2
Working Capital as a % of revenue	13.4%	12.9%	12.4%	5%	16.1%

Six Months ended December 31, 2011
Consolidated EBITDA	$64.0	$73.6	$83.2	20%	$74.6
Working Capital as a % of revenue	15.2%	14.7%	14.2%	5%	17.0%
Full Year
Safety Metric -TRIR	0.73	0.69	0.65	10%	0.62

Drilling:

	Objective
	Threshold	Target	Maximum	Weight	Actual
		(Dollars in millions)
Six Months ended June 30, 2011
Consolidated EBITDA	$77.1	$88.6	$100.2	2.5%	$79.2
Drilling Division EBITDA	$66.8	$76.8	$86.8	20%	$66.5
Maintenance Capital Expenditures		$31.9		7.5%	$22.7
Six Months ended December 31, 2011
Consolidated EBITDA	$64.0	$73.6	$83.2	2.5%	$74.6
Drilling Division EBITDA	$48.3	$55.5	$62.8	20%	$69.4
Maintenance Capital Expenditures		$24.2		7.5%	$8.9
Full Year
Safety Metric -TRIR	0.91	0.86	0.82	15%	0.88	*

*	Drilling’s safety metric was paid out at target due to notable achievement towards ever-increasing standards.

Liftboat:

	Objective
	Threshold	Target	Maximum	Weight	Actual
		(Dollars in millions)
Six Months ended June 30, 2011
Consolidated EBITDA	$77.1	$88.6	$100.2	2.5%	$79.2
Liftboat Division EBITDA	$31.7	$36.5	$41.2	20%	$33.1
Maintenance Capital and Drydock		$15.6		7.5%	$11.4
Six Months ended December 31, 2011
Consolidated EBITDA	$64.0	$73.6	$83.2	2.5%	$74.6
Liftboat Division EBITDA	$33.8	$38.9	$43.9	20%	$29.5
Maintenance Capital and Drydock		$12.8		7.5%	$11.7
Full Year
Safety Metrics– TRIR	0.35	0.33	0.31	15%	0.14

For the personal goals component, each executive set four goals to accomplish during the year which were approved by the committee. The goals are strategically aligned with the company’s goals and objectives. Where the goals are not quantitative, the extent to which the executive (other than the Chief Executive Officer) accomplishes or exceeds the goals is determined subjectively by the Chief Executive Officer and reviewed with the compensation committee, and the extent to which the Chief Executive Officer accomplishes or exceeds the goals is determined by the compensation committee. These judgments are reflected in the amount of the executive’s bonus attributable to this metric.

The table below reflects the percentage of the personal goal component that each named executive officer achieved:

Name	% of Personal Goals Achieved
John T. Rynd	100%
Stephen M. Butz	100%
James W. Noe	100%
Terrell L. Carr	75%
Todd A. Pellegrin	100%

The named executive officers received the following payments in March 2012, expressed as a percentage of weighted average base salary earned in 2011 and in dollars, under the HERO Plan based on the 2011 performance objectives set forth above.

Name	2011 HERO Award (% of Target)	2011 HERO Award
John T. Rynd	94%	$591,630
Stephen M. Butz	94%	169,037
James W. Noe	94%	190,167
Terrell L. Carr	95%	156,241
Todd A. Pellegrin	79%	98,593

The Committee reviewed the potential percent of salary award opportunity at threshold, target and maximum for all objectives, other than personal goals which are paid at the target level, that each of our named executive officers is eligible to receive in 2012 based on 2011 performance and did not change any of the percentages from the current year percentages. At its meeting in the first quarter of 2012, the Committee increased the threshold, target and maximum percentages for its named executive officers, except Mr. Rynd. The threshold, target and maximum bonus percentage modifications are set forth in the following table:

Name of Executive Officer	Previous Bonus Percentages	New Bonus Percentages
James W. Noe	Threshold – 30% Target – 60% Maximum – 120%	Threshold – 32.5% Target –65% Maximum – 130%

Stephen M. Butz	Threshold – 30% Target – 60% Maximum – 120%	Threshold – 32.5% Target – 65% Maximum – 130%

Terrell L. Carr	Threshold – 30% Target – 60% Maximum – 120%	Threshold – 32.5% Target – 65% Maximum – 130%

Todd A. Pellegrin	Threshold – 25% Target – 50% Maximum – 100%	Threshold – 32.5% Target – 65% Maximum – 130%

2010 Executive Officer Cash Performance Incentive and Retention Plan

The 2010 Executive Officer Cash Performance Incentive and Retention Plan (the “Incentive and Retention Plan”) was adopted in 2010 as a short-term (two year) incentive and retention plan intended to stabilize our management team during an uncharacteristic period of economic volatility, and expired following the payout of amounts related to the 2011 year. The Incentive and Retention Plan was implemented at a time when the Company’s stock price was abnormally low, and the committee could not competitively compensate the Company’s executives under the LTIP without using an extraordinary amount of stock. This plan supplemented our LTIP which provided, at the time, non-competitive equity awards that were of minimal retention value. The Incentive and Retention Plan was based upon a target cash payout (the “Target Cash Payout”) for each named executive officer and upon the achievement of certain objectives to be established by the compensation committee of the company in each of fiscal years 2010 and 2011. At its meeting in the first quarter of 2010, the compensation committee approved the Incentive and Retention Plan amount potentially payable to each of the named executive officers for each of the 2010 and 2011 years. For 2011, each of the executive officers was granted the opportunity to receive 50% of his or her Target Cash Payout subject to continued employment with us throughout the 2011 year, with an opportunity to receive a maximum of 150% of his Target Cash Payout based upon the extent to which the company achieves the budgeted objectives in 2011. The first 50% of the Target Cash Payout serves to satisfy our objective of retention, while the potential increase to 150% of the Target Cash Payout that occurs only upon significant performance serves to incentivize the participants.

The committee met and approved the 2011 Incentive and Retention Plan performance objectives in December 2010. The performance metrics chosen for the Incentive and Retention Plan are the same metrics used for the HERO Plan, and consistently throughout our plans generally, due to the importance of complying with the financial covenants contained within our credit agreement. It is critical for all participants, particularly our named executive officers, to focus on the performance metrics that are essential to our survival and growth as a company.

The following table shows the performance objectives, and the actual 2011 results:

2011 Performance Objectives and Results

Corporate:

	Objective
	Threshold	Target	Maximum	Weight	Actual
		(Dollars in millions)
Six Months ended June 30, 2011
Consolidated EBITDA	$65.5	$77.1	$88.6	34.0%	$79.2
Working Capital as a % of revenue	13.9%	13.4%	12.9%	8.0%	16.1%
Six Months ended December 31, 2011
Consolidated EBITDA	$54.4	$64.0	$73.6	34.0%	$74.6
Working Capital as a % of revenue	15.7%	15.2%	14.7%	8.0%	17.0%
Full Year
Safety	0.73	0.69	0.65	16%	0.62

Drilling:

	Objective
	Threshold	Target	Maximum	Weight	Actual
		(Dollars in millions)
Six Months ended June 30, 2011
Consolidated EBITDA	$65.5	$77.1	$88.6	3.5%	$79.2
Drilling Division EBITDA	$56.8	$66.8	$76.8	26.5%	$66.5
Maintenance Capital Expenditures		$31.9		10%	$22.7
Six Months ended December 31, 2011
Consolidated EBITDA	$54.4	$64.0	$73.6	3.5%	$74.6
Drilling Division EBITDA	$41.1	$48.3	$55.5	26.5%	$69.4
Maintenance Capital Expenditures		$24.2		10%	$8.9
Full Year
Safety	0.91	0.86	0.82	20%	0.88	*

*	Drilling’s safety metric was paid out at target due to notable achievement towards ever-increasing standards.

Liftboat:

	Objective
	Threshold	Target	Maximum	Weight	Actual

		(Dollars in millions)
Six Months ended June 30, 2011
Consolidated EBITDA	$65.5	$77.1	$88.6	3.5%	$79.2
Liftboat Division EBITDA	$27.0	$31.7	$36.5	26.5%	$33.1
Maintenance Capital Expenditures		$15.6		10%	$11.4
Six Months ended December 31, 2011
Consolidated EBITDA	$54.4	$64.0	$73.6	3.5%	$74.6
Liftboat Division EBITDA	$28.7	$33.8	$38.9	26.5%	$29.5
Maintenance Capital Expenditures		$12.8		10%	$11.7
Full Year
Safety	0.35	0.33	0.31	20%	0.14

On March 6, 2011, the committee revised the 2012 Target Cash Payouts for Mr. Butz from $180,000 to $216,000 in light of the changes in his position in 2010 and the need to adjust for his current salary. The Target Cash Payouts for the executive officers for 2011 and the actual payout made in the first quarter of 2012 are set forth in the table below:

Name of Executive Officer	Target Payout Year 2011	Actual Payout With Respect to Year 2011, paid in 2012

John T. Rynd	$783,600	$878,450
Stephen M. Butz	$216,000	$242,145
James W. Noe	$243,000	$272,414
Terrell L. Carr	$300,000	$359,316
Todd A. Pellegrin	$155,520	$158,639

The final payments under the Incentive and Retention Plan were paid in March 2012. The Incentive and Retention Plan expired at that time and was not renewed.

CEO Special Retention Award and Performance Awards

The committee, with assistance from F.W. Cook, reviewed the total direct compensation of the Chief Executive Officer and President in the fourth quarter of 2010. The study indicated that his total direct compensation opportunity was below the market median for the second year in a row. His 2010 target total direct compensation was 26% below the market median, and the 2009 target was 58% below the median. We also recognize that using the “target” total compensation numbers for Mr. Rynd does not give us a complete picture of the value that his compensation awards may actually provide to him, as equity-based awards are valued for accounting purposes in a very different manner than how actual payments or settlements may occur. For example, the grant date value of certain stock option awards that Mr. Rynd received during 2008 were valued in the aggregate at $1,267,560 for that year. These stock options were granted to Mr. Rynd on two separate dates in 2008, with an exercise price of $25.64 and $35.75 per share, respectively. The price of our common stock at the end of the 2011 year was $4.44. Each of the stock option awards Mr. Rynd received in 2008 are considered “underwater,” and would result in a value of $0 to Mr. Rynd unless or until our stock price increases to a value above the exercise price of the respective stock option. As a result, Mr. Rynd’s “target” compensation and his “actual” compensation values for his stock option awards may differ significantly and in this case, overstate his compensation for the 2008 year by $1,267,560. A large part of Mr. Rynd’s potential compensation will only become payable to him in the event that our stock price increases.

Mr. Rynd has voluntarily taken a salary reduction and turned down a discretionary bonus award in order to assist our company during volatile times. In light of his dedication and the market data results we have found, and the significant scope of Mr. Rynd’s responsibilities and his successful leadership of the company during the economic downturn and industry challenges, the committee approved a special retention award and two performance awards for Mr. Rynd. The objective of the awards was to retain Mr. Rynd to develop and execute the strategic goals of the company, during a time when the company is continuing to face industry challenges.

The grant date of each of the three awards was January 1, 2011. Of the total potential value of the awards, 50% is subject to performance-vesting conditions and 50% is subject solely to time-vesting conditions. Vesting under each award is conditioned upon Mr. Rynd’s continuous employment with us from the date of grant until the earlier of a specified vesting date or our change in control. Vesting of any award and the amount payable under any vested award do not affect vesting or the amount payable under any of the other awards. Subject to vesting, all awards are payable in cash within thirty days of vesting. No shares of common stock are issuable under any of the awards.

The first award is pursuant to a special retention agreement (the “Retention Agreement”) by and between us and Mr. Rynd, which provides for a cash payment based on the value of 500,000 shares of our common stock, subject to vesting. Upon satisfaction of vesting requirements, 100% of the amount under the Retention Agreement becomes vested on December 31, 2013. If the requirements necessary for 100% vesting of this award are not met, no amounts become vested and no amount will be payable. The amount payable in cash under the first award shall be based on the product of 500,000 and the average price of the common stock for the 90 days prior to the date of vesting (the “Average Share Price”), but will not exceed $5,000,000.

The second and third awards are performance awards (“Performance Awards”) under the existing amended and restated Hercules Offshore 2004 Long-Term Incentive Plan (the “2004 LTIP”). Each Performance Award provides for a cash payment, subject to vesting, based on 250,000 shares of our common stock. Upon satisfaction of vesting requirements, 100% of the first Performance Award becomes vested on December 31, 2013, and 100% of the second Performance Award becomes vested on March 31, 2014. Under each Performance Award, vesting is subject to the further performance requirement that the Average Share Price is at least $5.00. Subject to the satisfaction of the vesting requirements, the payout for each Performance Award shall be equal to the product of (1) 250,000, (2) the Average Share Price or $10.00, whichever is less, divided by $10.00, and (3) the lesser of the Average Share Price or $10.00. If the requirements necessary for vesting of a Performance Award are met, the amount payable in cash under each of the Performance Awards shall be not less than $625,000 and not more than $2,500,000.

Equity Based Program

Our 2004 LTIP encourages participants to focus on our long-term performance and provides an opportunity for executive officers and certain designated key employees to increase their stake in our company through stock options, restricted stock, performance stock awards and other stock-based awards. In granting these awards, the committee may establish any conditions or restrictions it deems appropriate within the limits of the plan. Awards of restricted stock or stock options issued to our named executive officers to date under the 2004 LTIP vest within three years after the date of the grant. Awards to officers subject to Section 16(b) of the Securities Exchange Act of 1934, including the named executive officers, require the approval of the committee. In total, we currently have approximately 480 key employees, including the named executive officers, and nonemployee directors who have received awards under the 2004 LTIP.

The 2004 LTIP was designed prior to our initial public offering in November 2005 with an initial goal of attracting high-caliber executives to join a start-up company and take it public. Beginning with 2007 awards, the committee reviewed compensation data prepared by our outside compensation consultant from published proxies and other publicly available information related to long-term incentive levels in place for competitors and members of the peer group of companies identified by the committee. The committee recognized that even though various accepted models for valuing long-term incentive awards must be relied on for making assumptions, predictions and accounting treatments, restricted stock and especially stock options have uncertain values both at the time of award and over the life of the award (as illustrated by the current status of Mr. Rynd’s stock options discussed previously). Therefore, the committee recognized there may be years when awards appear to lead the competition, but there may also be years when the awards lag relative to the competition. With this variability in mind, and the fact that we have been public since only November 2005, the committee used its discretion and made subjective judgments in determining the level of long-term incentive awards to the named executive officers.

The equity grants for the named executive officers are determined by the committee. The committee uses the market data on peer groups provided by the consultant and their own judgment to determine the use of stock options, restricted stock or both. In 2011, the committee utilized restricted stock awards and performance-based restricted stock awards to provide long-term growth and align the performance of our executive officers with the interests of our shareholders rather than stock options. The committee determined that using a valuation model to determine the value of a stock option in this environment could be misleading to certain employees, and prefer to use a full value award like a restricted stock award in our current environment.

The exercise price of stock options granted prior to 2008 equals the average of the high and low trading price of our common stock on the NASDAQ Global Select Market on the date of grant. For option grants made in 2008 and going forward, the committee determined that the exercise price of stock options will equal the closing price of our common stock on the date of grant. This change was made because it is a more standard method of determining the exercise price and provides greater transparency to the determination of the price.

The committee has adopted a policy regarding the timing of any grants of equity-based awards which generally provides for the committee to approve annual equity grants at its meeting during the first or second quarter of each year. The committee reviewed awards to each named executive officer under the 2004 LTIP in detail prior to its regularly scheduled meeting in the first quarter of 2011. On occasion the committee approves awards for newly hired employees, newly promoted employees, or other key employees during other times of the year. The committee has delegated its authority to approve a pre-authorized amount of stock options or restricted stock to the CEO in order to effectuate awards to newly hired employees or to existing employees for promotion and retention purposes. Awards granted by the CEO are limited to only new hire, promotion, and retention awards and such awards are reported to the committee at each of its meetings. Grants of stock options and restricted stock to eligible newly hired executive officers and newly elected directors are reviewed at the next regularly scheduled committee meeting following their hire date or election.

All of the outstanding options and shares of restricted stock granted by the committee vest one-third per year on each of the first three anniversaries of the grant date and have a ten year term. We believe that a vesting schedule for all equity-based awards provides our executives with an incentive for superior performance and contributes to the retention of the executives. While it has been our historical practice to design equity-based compensation awards with a vesting schedule, in March 2012 we adopted a policy that will require a minimum vesting schedule for all equity-based compensation awards granted to our executive officers under the 2004 LTIP of at least one full year from the date of the grant of that award, although our committee may impose longer multi-year vesting schedules for any equity award under the 2004 LTIP at its discretion.

In 2011, the committee made annual equity awards to its named executive officers, which awards consisted of a restricted share grant and a performance grant. The performance grant constituted 56% of the target level of grant at the time of award. The performance grant vests one-third per year on each of the first three anniversaries of the grant date; however, the vesting of the performance grant was contingent upon meeting the established consolidated safety and EBITDA metrics at a weighting of 50% each, with vesting prorated between threshold, target and maximum levels. At its meeting in the first quarter of 2012, the committee reviewed the company’s performance relative to the metrics under the performance award and determined the number of shares to be granted pursuant to the performance award. The following table shows the performance objectives and the actual 2011 results:

2011 Performance Objectives and Results

	Full Year Objectives
	Threshold	Target	Maximum	Weight	Actual
	(Dollars in millions)
Corporate Performance
EBITDA – Consolidated	$102.8	$137.1	$171.3	50%	$153.8
Safety Metric – TRIR	0.73	0.69	0.65	50%	0.62

Named of Executive Officer	Target Payout Year 2011 (shares)	Actual Payout with respect to Year 2011 paid in 2012 (shares)
John T. Rynd	118,026	147,009
Stephen M. Butz	70,815	88,206
James W. Noe	70,815	88,206
Terrell L. Carr	70,815	88,206
Todd A. Pellegrin	35,408	44,103

At its meeting in the first quarter of 2012, the committee approved annual equity awards to its named executive officers. Each of the named executive officers was awarded (i) restricted stock, which vests 1/3 per year and has no performance criteria, and (ii) performance-based awards, which vest 1/3 per year, subject to the achievement of company performance objectives with respect to two metrics, stock price performance and available days for our rigs and liftboats, in 2012. Threshold, target and maximum performance objectives have been established for each metric, with the officer vesting 30% more at the maximum level than at the target level, and 30% less at the threshold level than at the target level, with vesting pro rated between levels. No shares will be issued with respect to a particular metric if the threshold performance objective is not met with respect to such metric.

The performance portion of the grant will be paid out with equity, up to the target goal set for each executive officer, with anything above target being paid out in cash in an amount equal to the value of the equity that would be issuable for the achievement of such performance metrics, except as described in the table below. At the target level, the restricted stock awards and the performance-based awards are approximately 45% and 55%, respectively, of the total target grant. The 2004 LTIP provides for performance-based cash awards that may be granted in addition to or in lieu of stock-based performance awards. The number of shares issuable to each of the executive officers if the target objectives are achieved with respect to each metric is as set forth below:

		Performance Grant
Name	Number of Restricted Shares Granted	Number of Performance Shares Issuable at Threshold		Number of Performance Shares Issuable at Target		Number of Performance Shares Issuable at Maximum
John T. Rynd	169,682	130,318	*	130,318	*	130,318	*
Stephen M. Butz	49,724	42,541		60,773		79,005
James W. Noe	55,939	47,859		68,370		88,881
Terrell L. Carr	34,123	29,194		41,706		54,218
Todd A. Pellegrin	20,718	17,726		25,323		32,920

*	Mr. Rynd, our CEO, will also receive a performance-based cash incentive award based on the same performance metrics, vesting at $100,000, $500,000 and $1,000,000 at the threshold, target and maximum levels, respectively.

Retirement, Perquisites and Other Personal Benefits

401(k) Plan

All eligible employees, including the named executive officers, may participate in our 401(k) plan. The plan is a tax-qualified, defined contribution retirement plan, which is designed to assist participants with saving for retirement. Eligible employees, including the named executive officers, are allowed to direct pre-tax contributions (up to an annual limit prescribed each year by the Internal Revenue Service) to the plan from their compensation. Beginning January 1, 2008, we made matching contributions equal to the amount of each employee’s contribution, up to a maximum of 6% of compensation each pay period. Effective as of April 1, 2009, we reduced the matching contributions to equal the amount of each employee’s contribution, up to a maximum of 3% of compensation each pay period. Subsequently, effective as of August 1, 2009, we eliminated the matching contribution for an indefinite period of time. On May 1, 2011, the Company reinstated the 3% matching contribution. All employee contributions to the plan, as well as our matching contributions, are fully vested from the time of contribution. The contributions we made to each named executive officer’s 401(k) plan account with respect to the 2011 year are disclosed in the Summary Compensation Table.

Deferred Compensation Plan

The named executive officers, in addition to other executives and certain other key employees, are entitled to participate in our deferred compensation plan. Participating employees can defer up to 80% of their base salary and 100% of any annual bonus paid from the HERO Plan. Participants are also eligible for a Company Restoration Match of 3% of their contribution. The purpose of the deferred compensation plan is to provide the participants with the ability to defer federal income taxation on a portion of their compensation. Please see “— Tax Matters” for additional information about tax considerations related to deferred compensation.

Perquisites and Other Personal Benefits

We provide named executive officers with perquisites and other personal benefits that we and the committee believe are reasonable and consistent with the overall compensation program to better enable us to attract and retain superior employees for key positions. The committee compared the levels of limited perquisites and other personal benefits provided to our named executive officers in 2011 with those common among our peer group, and, while recognizing that the perquisites provided to our named executive officers are substantially fewer and less valuable than those offered at peer group companies, determined to continue that level of perquisites and other personal benefits in 2012.

Each of the named executive officers is eligible for reimbursement for financial planning assistance (up to $5,000 per year) and an annual health physical, and certain of our executive officers are eligible for club memberships, limited to one social club membership and one country club membership. We also provide additional life insurance and disability benefits as follows:

•	life insurance — two times annual earnings up to maximum benefit of $1,200,000;

•	short-term disability — 100% of weekly earnings up to 26 weeks; and

•	long-term disability — two-thirds of monthly earnings up to $14,500 per month.

Employment Agreements

We have determined that it is appropriate to formally document the employment relationship that we have with our executive officers in the form of employment agreements and have entered into executive employment agreements with each of the named executive officers. For additional information about these agreements and the payments that may be made under these agreements in the event of a termination or change in control, please read “— Summary Compensation Table,” “— Potential Payments Upon Termination or Change of Control” and “— Employment Agreements”. The change in control benefits for the employees are deemed “double trigger” benefits, as the executive must incur certain terminations from employment in connection with a change in control to receive severance payments under his employment agreement. The severance and change in control protections allow management to focus their attention and energy on the business transactions that will be in the best interests of our stockholders without allowing personal considerations to cloud the decision-making process. Further, we believe that such protections maximize stockholder value by encouraging the named executive officers to review objectively any proposed transaction in determining whether such proposed transaction is in the best interest of our stockholders, whether or not the executive will continue to be employed. Executive officers at other companies in our industry and the general market against which we compete for executive talent commonly provide post-termination payments, and we intend to provide this benefit to the named executive officers in order to remain competitive in attracting and retaining skilled professionals in our industry.

As noted above, in response to our stockholders’ recent advisory vote on executive compensation, we made certain amendments to our named executive officers’ employment agreements in the beginning of the 2012 year. We believe that the elimination of the excise tax gross-up provisions contained in the previous employment agreements of our named executives officers reflect our commitment to our shareholders to provide fair and appropriate compensation to our named executive officers. Each of our officers will now be personally responsible for any tax liabilities associated with change in control-related payments that could potentially be paid under the employment agreements. The previous “evergreen” term provision was modified to provide each named executive officer with an agreement that covered a set number of years, rather than continuous and automatic renewals each year. We made other less significant changes to the agreements as well, such as expanding the “cause” definition to include the violation of any of our ethics policies or business manuals and updating certain references to Section 409A of the Code. The employment agreements also impose various post-termination obligations on the officers, including non-solicitation and non-compete obligations, non-disparagement covenants, and cooperation and assistance with litigation/assistance. In the aggregate, we believe that the employment agreements are now more consistent with good pay practices and good governance practices in our industry while striking a fair balance between the executive and our company.

Equity Ownership Guidelines

In order to align further the interests of our management and our stockholders and further promote our commitment to sound corporate governance, we have established the following equity ownership guidelines applicable to executive officers:

Name	Ownership Guidelines
CEO	Four times annual base salary
CFO and any President reporting to the CEO	Two times annual base salary
Vice President reporting to the CEO	One times annual base salary
Vice President not reporting to the CEO and other designated executive officers	One-half times annual base salary

Executive officers were expected to attain these minimum levels of stock ownership by January 1, 2012, for executives employed on January 1, 2007, and, for any executive officer appointed after January 1, 2007, on the fifth January 1 that occurs at least one year following the date of appointment. Until an executive officer achieves the ownership guidelines, the executive officer is required to retain at least 50% of the net shares received under the 2004 LTIP. Net shares refer to the number of shares received after shares are sold or netted to pay the applicable exercise price and/or applicable taxes.

In addition to common stock owned, the value of shares of restricted stock granted under the 2004 LTIP is included in the calculation. For this purpose, common stock and restricted stock are valued based on the greater of (i) the price of our common stock on the date the common stock was acquired (and in the case of restricted stock, the date of vesting), or (ii) the price of our common stock as of the date of the committee’s annual review of executive equity ownership.

As of March 12, 2012, all of our named executive officers exceed the equity ownership guidelines described above, as set forth in the following table:

Name	Base Salary	Value of Equity
John T. Rynd	$630,000	$5,276,949
Stephen M. Butz	$375,000	$902,499
James W. Noe	$375,000	$1,027,899
Terrell L. Carr	$325,000	$1,117,902
Todd A. Pellegrin	$275,000	$533,453

Tax Matters

Deductibility of Executive Compensation

As part of its role, the committee gives some consideration to the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that we may not deduct certain compensation in excess of $1,000,000 that is paid to certain individuals. The committee may approve compensation that will be subject to and in excess of the deduction limitations under Section 162(m) of the Internal Revenue Code to ensure competitive levels of total compensation for executive officers is paid to certain individuals.

Non-Qualified Deferred Compensation

To the extent one or more elements of compensation provided to our employees are subject to Section 409A of the Internal Revenue Code, we intend that those elements comply with the necessary requirements so that the employees will not be subject to increased income taxes, penalty and interest. Section 409A was added to the Internal Revenue Code by the American Jobs Creation Act of 2004 and requires that certain elements of “deferred compensation” comply with specific deferral and payment rules to avoid the imposition on the employee of an additional 20% income tax and, in some circumstances, penalties and interest. We believe that, if the adverse tax consequences of Section 409A become applicable to elements of our compensation arrangements, such arrangements would be less efficient and less effective in incentivizing and retaining our employees. Therefore, to the extent reasonably practical, we intend to operate our compensation arrangements and to amend or modify our programs and awards as necessary to make them compliant with Section 409A.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed with our management the Compensation Discussion and Analysis included in this proxy statement. Based on that review and discussion, the Compensation Committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE

Thomas M Hamilton, Chairman

F. Gardner Parker

Thierry Pilenko

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes the total compensation paid or earned for the years ended December 31, 2011, 2010 and 2009 by our Chief Executive Officer, our Chief Financial Officer, and the three next most highly compensated executive officers for 2011.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)(3)	Options Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(1)	All Other Compensation ($)(4)	Total ($)
John T. Rynd	2011	$630,000	$—	$3,230,559	$—	$1,470,080	$12,452	$5,343,091
Chief Executive	2010	$630,000	$—	$—	$519,900	$1,366,164	$—	$2,516,064
Officer and President	2009	$653,962	$—	$—	$253,750	$390,600	$19,627	$1,317,939
Stephen M. Butz	2011	$300,000	$—	$750,916	$—	$411,182	$4,900	$1,466,998
Senior Vice President	2010	$276,000	$117,500	$—	$231,960	$338,337	$—	$963,797
and Chief Financial Officer	2009	$232,462	$—	$—	$29,000	$65,800	$5,813	$333,075
James W. Noe	2011	$337,500	$—	$750,916	$—	$462,581	$—	$1,550,997
Senior Vice President,	2010	$337,500	$187,500	$—	$259,950	$446,007	$—	$1,230,957
General Counsel and Chief Compliance Officer	2009	$350,337	$—	$—	$108,750	$132,030	$865	$591,982
Terrell L. Carr	2011	$274,500	$—	$750,916	$—	$515,557	$4,900	$1,545,873
Vice President,	2010	$274,500	$152,500	$—	$259,950	$392,639	$—	$1,079,589
Worldwide Drilling Operations	2009	$284,941	$—	$—	$94,250	$48,381	$5,961	$433,533

Todd A. Pellegrin	2011	$243,462	$—	$375,464	$—	$257,232	$4,900	$881,058
Vice President, Worldwide Liftboat Operations	2010	$216,000	$96,000	$—	$103,980	$193,219	$—	$609,199
	2009	$224,216	$—	$—	$36,250	$139,191	$5,895	$405,552

(1)	Cash bonuses paid under the HERO Plan for 2011, 2010 and 2009 performance, as well as cash bonuses under the Cash Performance Incentive and Retention Plan for 2011, are listed under the column “Non-Equity Incentive Plan Compensation.” Cash bonuses paid under the Retention Program, as eligible March 1, 2010, were $117,500, $187,500, $152,500 and $96,000 to Messrs. Butz, Noe, Carr and Pellegrin, respectively, and are listed under the column “Bonus.”

(2)	The amounts in this column reflect the aggregate grant date fair value with respect to restricted stock and stock options during the years ended December 31, 2011, 2010 and 2009 in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“FASB ASC Topic 718”). Assumptions used in the calculation of these amounts are included in Note 8 to the audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2011 (the “Form 10-K”). These amounts reflect the aggregate grant date fair value and do not correspond to the actual value that will be recognized by the executive.

(3)	The amounts in this column reflect the aggregate grant date fair value with respect to performance-based restricted stock and the CEO Special Retention Award and Performance Awards during the year ended December 31, 2011, in accordance with FASB ASC Topic 718. The CEO Special Retention Award and Performance Awards derive their value from the Company’s stock price; however, they are payable in cash. In accordance with ASC Topic 718, these awards are accounted for under stock-compensation principles of accounting as liability instruments. The grant date fair value of the performance-based restricted stock was based on the product of the closing price of the Company’s common stock at the grant date of $5.93 and the target number of shares for Messrs. Rynd, Butz, Noe, Carr and Pellegrin of 118,026, 70,815, 70,815, 70,815 and 35,408, respectively. The grant date fair value of the CEO Special Retention Award was based on the average price of the Company’s common stock for the 90 days prior to grant date, and the grant date fair value of the CEO Performance Awards were based on a Monte Carlo simulation as of the grant date using the following weighted-average assumptions: Dividend Yield — n/a (based on historical and anticipated dividend payouts); Expected Price Volatility — 50% (based on the historical volatility of the Company’s common stock); Risk Free Interest Rate — 1.02% (based on observed interest rates consistent with the approximate vesting period); Stock Price — $3.48 (the closing price of the Company’s common stock at date of grant) and Fair Value — $1.23. These amounts reflect the aggregate grant date fair value and do not correspond to the actual value that will be recognized by the executive.

(4)	The amounts shown in this column reflect All Other Compensation for each named executive officer, which in the case of perquisites and other personal benefits equal or exceed $10,000 in the aggregate. Amounts include the following:

•	matching contributions under the 401(k) plan;

•	matching contributions under the Deferred Compensation Plan;

Grants of Plan-Based Awards for 2011

The table below reports all grants of plan-based awards made during 2011.

			Estimated Possible Payouts Under Non-Equity Incentive Plan ($)			Estimated Possible Payouts Under Equity Incentive Plan (#) (2) (3) (4) (7)			All Other Stock Awards: Number of Shares of Stock or Units (#) (2) (5) (6) (7)	Grant Date Fair Value of Stock and Option Awards ($/sh) (8)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John T. Rynd	N/A	(1)	441,000	630,000	1,008,000	N/A	N/A	N/A	N/A	N/A
	1/1/2011		N/A	N/A	N/A	N/A	N/A	N/A	500,000	2.73
	1/1/2011		N/A	N/A	N/A	250,000	N/A	500,000	N/A	1.23
	3/6/2011		N/A	N/A	N/A	N/A	N/A	N/A	93,026	5.93
	3/6/2011		N/A	N/A	N/A	78,487	118,026	156,974	147,009	5.93
Stephen M. Butz	N/A	(1)	126,000	180,000	288,000	N/A	N/A	N/A	N/A	N/A
	3/6/2011		N/A	N/A	N/A	N/A	N/A	N/A	55,815	5.93
	3/6/2011		N/A	N/A	N/A	47,092	70,815	94,185	88,206	5.93
James W. Noe	N/A	(1)	141,750	202,500	324,000	N/A	N/A	N/A	N/A	N/A
	3/6/2011		N/A	N/A	N/A	N/A	N/A	N/A	55,815	5.93
	3/6/2011		N/A	N/A	N/A	47,092	70,815	94,185	88,206	5.93
Terrell L. Carr	N/A	(1)	102,938	164,700	288,225	N/A	N/A	N/A	N/A	N/A
	3/6/2011		N/A	N/A	N/A	N/A	N/A	N/A	55,815	5.93
	3/6/2011		N/A	N/A	N/A	47,092	70,815	94,185	88,206	5.93
Todd A. Pellegrin	N/A	(1)	78,125	125,000	218,750	N/A	N/A	N/A	N/A	N/A
	3/6/2011		N/A	N/A	N/A	N/A	N/A	N/A	27,908	5.93
	3/6/2011		N/A	N/A	N/A	23,546	35,408	47,092	44,103	5.93

(1)	These amounts represent awards under the HERO Plan. For additional information about the HERO Plan, please read “Compensation Discussion and Analysis – Short-term and Long-term Incentive and Retention Compensation – Annual HERO Performance Bonus Plan.”

(2)	All awards in these Columns were made pursuant to our LTIP except the CEO Special Retention Award. For additional information about the LTIP, please read “Compensation Discussion and Analysis — Short-term and Long-term Incentive and Retention Compensation — Equity Based Program.”

(3)	These columns include the CEO Performance Awards each of 250,000 shares of the Company’s common stock, or a total of 500,000 shares of the Company’s common stock, which are payable in cash but derive their value from the price of the Company’s common stock. In addition to time-based vesting requirements, these awards are subject to the further performance requirement that the Average Share Price is at least $5.00 and the maximum that can be earned is $10.00 per share of the Company’s common stock. Subject to the satisfaction of vesting requirements, the payout for each Performance Award shall be equal to the product of (1) 250,000, (2) the Average Share Price or $10.00, whichever is less, divided by 10.00, and (3) the lesser of the Average Share Price or $10.00. Based on this calculation, if the Average Share Price is $5.00, it would approximate a threshold award of 125,000 shares for each award, while a maximum of $10.00 would yield a maximum award of 250,000 shares for each award. Under the CEO Performance Awards, Mr. Rynd can earn a range from zero to a maximum of $2.5 million under each award. For additional information about the CEO Special Retention Award and Performance Awards, please read “Compensation Discussion and Analysis — Short-term and Long-term Incentive and Retention Compensation — CEO Special Retention Award and Performance Awards.”

(4)	These columns include the estimated possible payouts in shares for performance-based restricted stock assuming conditions for vesting are met. For additional information about performance-based restricted stock, please read “Compensation Discussion and Analysis — Short-term and Long-term Incentive and Retention Compensation — Equity Based Program.”

(5)	This column includes the CEO Special Retention Award of 500,000 shares of the Company’s common stock which is payable in cash but derives its value from the price of the Company’s common stock. Upon vesting, the amount payable in cash shall be based on the product of 500,000 shares of the Company’s common stock and the Average Share Price for the 90 days prior to the date of vesting with a maximum share price of $10.00. For additional information about the CEO Special Retention Award and Performance Awards, please read “Compensation Discussion and Analysis — Short-term and Long-term Incentive and Retention Compensation — CEO Special Retention Award and Performance Awards.”

(6)	This column includes the shares of restricted stock and performance-based restricted stock granted to each executive in 2011 which vest in three equal annual installments beginning on the first anniversary of the grant date. The number of shares of performance-based restricted stock granted is based on the actual performance conditions that were met at December 31, 2011. For additional information about the performance-based restricted stock, please read “Compensation Discussion and Analysis — Short-term and Long-term Incentive and Retention Compensation — Equity Based Program.”

(7)	The modifications to this Grants of Plan-Based Awards Table set forth in these columns are intended to provide a share-based description of the performance awards granted to the CEO that are not payable in shares and the amounts of which are not determinable at this time.

(8)	These amounts represent the fair value of restricted stock and performance-based restricted stock granted to each executive during 2011 as calculated under FASB ASC Topic 718. For the relevant assumptions used to determine the valuation of our awards, see Note 8 to the audited financial statements included in the Form 10-K. Additionally, this column includes the fair value of the CEO Special Retention Award and Performance Awards as of the grant date. For the relevant assumptions used in these valuations, see footnote 3 to the “Summary Compensation Table”.

Outstanding Equity Awards at Fiscal Year-End 2011

		Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($)
John T. Rynd	11/1/2005	60,000		—		20.00	11/1/2015	—		—
	2/12/2007	72,000	(2)	—		25.34	2/12/2017	—		—
	2/14/2008	72,000	(2)	—		25.64	2/14/2018	—		—
	6/23/2008	36,000	(2)	—		35.75	6/23/2018	—		—
	2/25/2009	233,334	(2)	116,666	(2)	1.65	2/25/2019	—		—
	2/24/2010	100,001	(2)	199,999	(2)	3.89	2/24/2020	—		—
	3/6/2011	—		—		—		93,026	(3)	413,035
	3/6/2011	—		—		—		147,009	(3)	652,720
Stephen M. Butz	11/1/2005	6,000		—		20.00	11/1/2015	—		—
	2/12/2007	7,400	(2)	—		25.34	2/12/2017	—		—
	2/14/2008	8,500	(2)	—		25.64	2/14/2018	—		—
	2/25/2009	26,667	(2)	13,333	(2)	1.65	2/25/2019	—		—
	2/24/2010	20,001	(2)	39,999	(2)	3.89	2/24/2020	—		—
	5/7/2010	30,001	(2)	59,999	(2)	3.09	5/7/2020	—		—
	3/6/2011	—		—		—		55,815	(3)	247,819
	3/6/2011	—		—		—		88,206	(3)	391,635
James W. Noe	11/1/2005	6,250		—		20.00	11/1/2015	—		—
	2/12/2007	43,000	(2)	—		25.34	2/12/2017	—		—
	2/14/2008	36,000	(2)	—		25.64	2/14/2018	—		—
	2/25/2009	100,000	(2)	50,000	(2)	1.65	2/25/2019	—		—
	2/24/2010	50,001	(2)	99,999	(2)	3.89	2/24/2020	—		—
	3/6/2011	—		—		—		55,815	(3)	247,819
	3/6/2011	—		—		—		88,206	(3)	391,635
Terrell L. Carr	2/12/2007	5,000	(2)	—		25.34	2/12/2017	—		—
	2/14/2008	30,000	(2)	—		25.64	2/14/2018	—		—
	2/25/2009	86,667	(2)	43,333	(2)	1.65	2/25/2019	—		—
	2/24/2010	50,001	(2)	99,999	(2)	3.89	2/24/2020	—		—
	3/6/2011	—		—		—		55,815	(3)	247,819
	3/6/2011	—		—		—		88,206	(3)	391,635
Todd A. Pellegrin	2/14/2008	5,200	(2)	—		25.64	2/14/2018	—		—
	2/25/2009	—		16,666	(2)	1.65	2/25/2019	—		—
	2/24/2010	—		39,999	(2)	3.89	2/24/2020	—		—
	3/6/2011	—		—		—		27,908	(3)	123,912
	3/6/2011	—		—		—		44,103	(3)	195,817

(1)	This column represents the closing price of our common stock on December 31, 2011 of $4.44 per share multiplied by the number of shares of restricted stock.

(2)	These options become exercisable in three equal annual installments beginning on the first anniversary of the grant date.

(3)	These shares of restricted stock and performance-based restricted stock vest in three equal annual installments beginning on the first anniversary of the grant date.

Option Exercises and Stock Vested for 2011

One of the named executive officers exercised stock options and all of our named executive officers had restricted stock that vested during 2011 as follows:

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)

John T. Rynd	—	—	48,000	220,260
Stephen M. Butz	—	—	1,300	5,551
James W. Noe	—	—	17,000	72,590
Terrell L. Carr	—	—	14,000	59,780
Todd A. Pellegrin	53,335	202,039	2,466	13,362

(1)	Represents the difference between the sale price of our common stock at exercise and the exercise price of the options.

(2)	Represents the value of the shares on the vesting date based on the closing price of our common stock on such date.

Non-Qualified Deferred Compensation

In January 2007, we implemented the Hercules Offshore, Inc. Deferred Compensation Plan, effective as of January 1, 2007. Directors and, subject to the discretion of a committee appointed by the board of directors to administer the plan, certain management and other highly compensated employees of our company, including our named executive officers, are eligible to participate in the plan. Participants may elect to defer, on a pre-tax basis, up to 80% of base salary and up to 100% of any director fees, bonus or compensation granted pursuant to the 2004 LTIP. All deferrals are credited to a deferred compensation account. We may make contributions to a participant’s deferred compensation account (1) to restore any 401(k) matching contribution the participant may forego because of compensation deferred into the plan and (2) at the discretion of the board of directors, to recognize a participant’s service to our company. Participants are fully vested in their deferrals at all times; however, contributions by us to a participant’s deferred compensation account may be subject to vesting requirements. Compensation deferred under the plan earns interest based on the performance of measurement funds selected by the participant.

Unvested account balances may become accelerated in the event of a change in control, or upon a participant’s disability, separation from service on or after qualifying for retirement, or death prior to a separation from service; provided, however, that if the acceleration could create the imposition of excise taxes on the participant under Section 4999 of the Code, the participant’s account balance will not accelerate upon a change in control. Distributions will be made upon the date or dates selected by the participant in his or her deferral elections.

A “change in control” is generally defined in the Deferred Compensation Plan to mean the occurrence of a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of our Company, as determined in accordance with the meaning given such phrases in Section 409A of the Code. A participant will generally incur a “disability” when the participant either is (a) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company. A “separation from service” will occur when the participant has terminated his or her services with the Company under regulations published under Section 409A of the Code.

We may terminate the plan at any time. An optional termination of the plan by us will not result in a distribution acceleration except as permitted by the Internal Revenue Code and related Treasury guidance in connection with a change in control.

The plan is administered by the compensation committee. Following a change in control, the members of the committee in place immediately prior to the change in control may appoint an independent third party to administer the plan.

In connection with the adoption of the plan, we adopted a trust agreement with JPMorgan Chase Bank, N.A. as the trustee. We currently deposit amounts to the trust under the trust agreement as such amounts are deferred by participants or contributed by us. The trust is a “rabbi trust,” meaning that the funds held by the trustee remain subject to the claims of our general creditors in the event of our insolvency.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
John T. Rynd	63,000	7,552	(19,769)	—	425,776
Stephen M. Butz	—	—	49	(10,836)	314
James W. Noe	—	—	—	—	—
Terrell L. Carr	—	—	—	—	—
Todd A. Pellegrin	—	—	(9,624)	—	203,938

(1)	Amounts reported in this column are included in the Summary Compensation Table as salary, bonus and non-equity incentive plan compensation, as applicable.

(2)	Amounts reported in this column are included in the Summary Compensation Table as all other compensation.

(3)	Amounts reported in this column are not included in the Summary Compensation Table.

Potential Payments Upon Termination or Change of Control

The tables below reflect the amount of compensation that would be payable to each of our named executive officers in the event of termination of the executive’s employment without cause, termination by the executive for “good reason” and termination in the event of disability or death of the executive, and in the event of a termination following a change of control. The amounts shown in the table assume that the termination or the change of control event was effective as of December 31, 2011, and thus include amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon such event. The actual amounts to be paid out and the value of shares of common stock can be determined only at the time of the executive’s separation from our company or change of control. All value related to the acceleration of equity awards is based upon the price of our common stock on December 31, 2011, which was $4.44.

Payment or Benefit Upon Change of Control

Name	Cash Severance Amount ($)	Welfare Benefit Continuation ($)	Gross Up Payment ($)(1)	Accelerated Vesting of Options, Restricted Shares and Other Awards ($)(2)(3)(4)	Total ($)
John T. Rynd	4,200,000	34,255	1,746,822	3,371,253	9,352,330
Stephen M. Butz	1,200,000	31,393	—	779,650	2,011,043
James W. Noe	1,500,000	31,751	513,671	833,953	2,879,375
Terrell L. Carr	1,220,000	30,556	417,329	815,352	2,483,237
Todd A. Pellegrin	750,000	13,343	—	388,226	1,151,569

(1)	Following the 2011 year, we have amended our named executive officers’ employment agreements to delete each executive’s right to receive a gross up payment. As of the date of this filing, none of our named executive officers would be eligible to receive such a payment from us in connection with a change of control.

(2)	The aggregate value of the accelerated vesting of unvested in-the-money options at December 31, 2011 (computed by multiplying $4.44, the closing market price of shares of our common stock on the last trading day of 2011, times the number of shares subject to the options and subtracting the aggregate exercise price for the options) were as follows: Mr. Rynd — 316,665 options valued at $435,498; Mr. Butz — 113,331 options valued at $140,197; Mr. Noe — 149,999 options valued at $194,500; Mr. Carr — 143,332 options valued at $175,899; and Mr. Pellegrin — 56,665 options valued at $68,497.

(3)	The aggregate value of the accelerated vesting of restricted shares, including those related to performance-based grants, at December 31, 2011 (computed by multiplying $4.44, the closing market price of shares of our common stock on the last trading day of 2011, times the total number of restricted shares held), were as follows: Mr. Rynd — 240,035 shares valued at $1,065,755; Mr. Butz — 144,021 shares valued at $639,453; Mr. Noe — 144,021 shares valued at $639,453; Mr. Carr — 144,021 shares valued at $639,453; and Mr. Pellegrin — 72,011 shares valued at $319,729.

(4)	The aggregate value of the accelerated CEO Special Retention Award and Performance Awards was based on the average price of the Company’s common stock for the 90 days prior to December 31, 2011, or $3.74, which approximated $1,870,000 for 500,000 shares related to the CEO Special Retention Award and zero for the CEO Performance Awards as the average price of the Company’s common stock was below the $5.00 threshold for those awards. For additional information about the CEO Special Retention Award and Performance Awards, please read “Compensation Discussion and Analysis – Short-term and Long-term Incentive and Retention Compensation - CEO Special Retention Award and Performance Awards.”

Payment or Benefit Outside of Change of Control

Name	Cash Severance Amount ($)	Welfare Benefit Continuation ($)	Total ($)
John T. Rynd	2,583,260	34,255	2,617,515
Stephen M. Butz	938,074	31,393	969,467
James W. Noe	1,130,334	31,751	1,162,085
Terrell L. Carr	691,862	30,556	722,418
Todd A. Pellegrin	522,890	13,343	536,233

Employment Agreements

We have entered into executive employment agreements with each of the named executive officers currently employed by us. These employment agreements were originally drafted without a defined term but could be terminated at any time: (i) by us (a) for cause, or (b) without a reason; (ii) by the executive (x) for good reason, or (z) without a reason; or (iii) upon the death or disability of the executive. The 2012 amendments of the employment agreements imposed a term on each employment agreement that expires on December 31, 2016.

Each agreement provides a non-compete, non-solicitation, and non-inducement clause for one year after any termination. As noted above, certain amendments were made in 2012 to our named executive officers’ employment agreements, which also added a requirement that the executive provide the company with consulting services for a limited time following a termination of his employment. Following an executive’s termination of employment, the 2012 amendments also included a requirement for the executive to cooperate and provide the Company with assistance with litigation and investigations relating to events or occurrences that occurred while the executive was employed by the Company.

Under the employment agreements, each of the named executive officers is entitled to health benefits and participation in our incentive, savings and retirement plans, in each case equal to those benefits provided to similarly-situated senior executives of us and our affiliated companies, and to the severance benefits described below.

Payments Made upon Termination. Regardless of the manner in which a named executive officer’s employment terminates, he or she is entitled to receive certain amounts earned during his or her term of employment, including:

•	any unpaid base salary through the date of termination;

•	any compensation previously deferred by the executive, to the extent permitted by the plan under which the deferral was made (together with any accrued interest or earnings thereon);

•	any earned but unpaid bonus awarded to the executive for any previously completed taxable year;

•	the vested portion of grants pursuant to the 2004 LTIP;

•	amounts contributed under the deferred compensation program; and

•	accrued vacation pay.

Termination Other Than Upon Change of Control. Under the employment agreements with each named executive officer, if employment is terminated (other than termination by us for cause) or if the executive terminates his employment in certain circumstances defined in the agreement which constitute “good reason,” in addition to the benefits listed under the heading ‘‘— Payments Made upon Termination” above, the named executive officer will receive:

•

a lump sum severance payment of the sum of the executive’s base salary and the bonus paid or payable in respect of the most recently completed fiscal year of the company, or if no bonus has been paid or is payable in respect of such year, any bonus paid or payable in respect of the next preceding fiscal year, to the executive multiplied:

•	for Messrs. Rynd, Butz and Noe, by two; and

•	for Messrs. Carr and Pellegrin, one and one-half.

•	a lump sum amount equal to the amount of any earned but unpaid bonus awarded to the executive.

•

to the extent not theretofore provided, any other amounts or benefits required to be paid or provided or which the executive and/or the executives dependents is eligible to receive pursuant to their employment agreement and under any plan, program, policy or practice or contract or agreement of the Company as in effect and applicable generally to other executives and their dependents.

•

a continuation, for the period from the date of termination until the later of the expiration of the remaining employment period or 18 months following the date of termination, of the welfare benefits (other than group health plans) provided to the executive and/or the executive’s dependents

The term “cause” was generally defined to include (i) a material violation by the executive of his obligations to the Company (other than as a result of incapacity due to physical or mental illness) which is either willful, deliberate or committed in bad faith or without reasonable belief that such violation is in the best interests of the Company, (ii) the executive’s gross negligence in performance, or intentional non-performance (continuing for ten (10) days after receipt of written notice of need to cure from the Company), of any of his duties and responsibilities under the employment agreement, or reasonable instructions of the Board or the executive’s immediate supervisor, as applicable, (iii) the executive’s dishonesty, fraud or misconduct with respect to the business or affairs of the Company, (iv) the executive’s violation of the Company’s ethics policies which is willful, deliberate or committed in bad faith, or (v) the final and non-appealable conviction by a court of competent jurisdiction of the executive of a felony involving moral turpitude or the entering of a guilty plea or a plea of nolo contendere to such crime by the executive. The 2012 amendments included violations of our Code of Business Conduct and Ethics or Ethics Manual as an event that could result in “cause.”

A “good reason” termination was defined in the employment agreements as: (i) a material diminution in the executive’s base salary; (ii) a material diminution in the executive’s authority, duties, or responsibilities; (iii) a material diminution in the authority, duties, or responsibilities of the supervisor to whom the executive is required to report; (iv) the Company’s required relocation of the executive’s office or location of employment; or (v) the Company’s material breach of the employment agreement. The executive was required to provide us with notice of the good reason event within 90 days of the occurrence, where the Company had a 30 day period to cure the event, if possible. The 2012 amendments to the employment agreements clarified the “good reason” definition. A “good reason” now includes assignments that are inconsistent with the executive’s position; clarifies that the Company’s violation of the employment agreement must not be immaterial, insubstantial or inadvertent which could be remedied by us; a relocation must not increase the executive’s one-way commute by more than 50 miles; the Company’s failure to have a successor entity assume the employment agreements in connection with a change in control; or, in the 24 month period following a change in control, the Company’s failure to provide a bonus or equity compensation award to the executive that is at least equal to the participation levels of similarly situated executives.

Retirement. In the event of the retirement of a named executive officer, no additional compensation or benefits are applicable.

Death or Disability. In the event of the death or disability of a named executive officer, in addition to the benefits listed under the headings “— Payments Made upon Termination” above, the named executive officer or beneficiary will receive benefits under our disability plan or payments under our life insurance plan, as applicable. A “disability” under the employment agreements as of December 31, 2011 was defined as (i) the absence of the executive from his duties with the Company on a full-time basis for a period of 120 consecutive days, or (ii) the executive becomes “totally disabled” within the meaning of the Company’s long term disability plan. The 2012 amendments to the employment agreements modified the definition of “disability.” A “disability” is now defined similarly, although we have added a condition where the executive will be considered disabled if he is unable to engage in any substantial gainful activity on behalf of the Company.

Change of Control. Under the employment agreements with each named executive officer, if an executive’s employment is terminated following a change of control (other than termination by us for cause or by reason of death or disability), in addition to the benefits listed under the heading “— Payments Made upon Termination” above, the named executive officer will receive:

•

a lump sum severance payment of the sum of the executive’s base salary and the highest bonus paid or payable to the executive in respect of any of the two most recently completed fiscal years of the Company multiplied by:

•	for Mr. Rynd, by three;

•	for Messrs. Butz, Noe and Carr, by two and one-half; and

•	for Mr. Pellegrin, by two.

•	a lump sum amount equal to the amount of any earned but unpaid bonus awarded to the executive.

•

to the extent not theretofore provided, any other amounts or benefits required to be paid or provided or which the executive and/or the executives dependents is eligible to receive pursuant to their employment agreement and under any plan, program, policy or practice or contract or agreement of the Company as in effect and applicable generally to other executives and their dependents.

•

a continuation, for the period from the date of termination until the later of the expiration of the remaining employment period or 18 months following the date of termination, of the welfare benefits (other than group health plans) provided to the executive and/or the executive’s dependents

In addition, if the date of termination occurs within 24 months after a change of control, then all stock options, shares of restricted stock, restricted stock units and other equity-based awards and performance awards held by the executive will automatically vest and become exercisable. The original employment agreements defined a “change in control” to mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A or Item 5.01 of Form 8-K. Under the agreement as amended in 2012, a change of control is deemed to occur upon (i) the consummation of a reorganization, merger, consolidation or other transaction, in any case, with respect to which persons who were stockholders (or members) of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own equity interests representing at least 51% of the total combined voting power of the Company or the resulting reorganized, merged or consolidated entity, as applicable, (ii) the sale, lease, transfer or other disposition of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole (other than to one or more subsidiaries of the Company), or (iii) the occurrence of (A) the consummation of a transaction or series of related transactions in which the Company issues, as consideration for the acquisition (through a merger, reorganization, stock purchase, asset purchase or otherwise) of the assets or capital stock of an unaffiliated third party, equity in the Company representing more than 35% of the outstanding equity of the Company calculated as of the consummation of such transaction or transactions, in conjunction with (B) a change in the composition of the board of directors of the Company, as a result of which fewer than 50% of the incumbent directors are directors who had been directors of the Company at the time of the approval by the board of directors of the Company of the issuance of such equity in the Company.

All of the employment agreements contain language that make them compliant with the provisions of Section 409A of the Internal Revenue Code and that minimizes the payment by the executive officers of taxes under Section 409A. The employment agreements provide that they be modified, at the discretion of the board of directors, if necessary to bring any provision of the agreements into compliance with Section 409A.

Compensation of Directors

Directors who are also full-time officers or employees of our company receive no additional compensation for serving as directors. For the compensation of Mr. Rynd, our Chief Executive Officer and President, see the Summary Compensation Table. All other directors received an annual retainer of $55,000 for the first eight board meetings held in 2011, with an additional fee of $1,500 for each additional meeting attended in person and $1,000 for each additional meeting attended by telephone. Each non-employee director also received a fee of $1,500 for each committee meeting attended in person and $1,000 for each committee meeting in which they participated by telephone. In addition, the chairman of the audit committee received an annual fee of $15,000, and the chairman of each of the compensation committee and the nominating and governance committee received an annual fee of $10,000 in 2011. Each non-employee director also received an award of 11,000 shares of restricted stock in 2011, all of which shares vest on the date of the company’s 2012 annual meeting of stockholders. We also reimburse the reasonable expenses incurred by the directors in attending meetings and other company business. The compensation committee also approved incremental compensation for the chairman of the board in an amount equal to $68,500, consisting of a $36,000 cash retainer and $32,500 in equity compensation. However, our chairman declined to accept this incremental compensation for 2011.

At its meeting in the first quarter of 2012, the compensation committee approved the compensation payable to non-employee directors for 2012, maintaining the same cash compensation structure as for 2011. Equity awards for the non-employee directors will be approved at a later date.

The table below summarizes the total compensation paid or earned by each of our non-employee directors for 2011.

Director Compensation for 2011

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Thomas N. Amonett	89,750	67,430	157,180
Thomas R. Bates, Jr.	72,750	67,430	140,180
Suzanne V. Baer	79,250	67,430	146,680
Thomas M Hamilton	96,250	67,430	163,680
Thomas J. Madonna	104,000	67,430	171,430
F. Gardner Parker	94,250	67,430	161,680
Thierry Pilenko	77,750	67,430	145,180
Steven A. Webster	75,750	67,430	143,180

(1)	The amounts in this column reflect the aggregate grant date fair value with respect to restricted stock during the year ended December 31, 2011 in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 8 to the audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2011 (the “Form 10-K”). These amounts reflect the aggregate grant date fair value and do not correspond to the actual value that will be recognized by the Director. The aggregate number of stock awards outstanding at December 31, 2011 was 88,000 shares of restricted stock, which represents 11,000 shares held by each director other than Mr. Rynd. These shares of restricted stock were granted on May 9, 2011 at grant date fair value of $6.13 and vest on the date of the annual meeting of stockholders, which is May 15, 2012.

Director Equity Ownership Guidelines

As we have for our executive officers, we have also established equity ownership guidelines for our directors. The guidelines provide that each of our outside directors was expected to own equity in the company valued at three times their annual retainer, by March 24, 2011, or within three (3) years from the date that such outside director joins our board. In addition to common stock owned, the value of shares of restricted stock granted under the 2004 LTIP is included in the calculation. For this purpose, common stock and restricted stock are valued based on the greater of (i) the price of our common stock on the date the common stock was acquired (and in the case of restricted stock, the date of vesting), or (ii) the price of our common stock as of the date of the committee’s annual review of executive equity ownership.

As of March 12, 2012, all of our non-employee directors exceed the equity ownership guidelines described above, as set forth in the following table:

Name	Annual Retainer	Value of Equity
Thomas R. Bates, Jr.	$55,000	$576,058
Steven A. Webster	$55,000	$20,869,161
Thomas N. Amonett	$55,000	$530,163
Thomas J. Madonna	$55,000	$627,648
Thierry Pilenko	$55,000	$270,291
Suzanne V. Baer	$55,000	$501,754
F. Gardner Parker	$55,000	$391,882
Thomas M Hamilton	$55,000	$456,643

ADVISORY VOTE ON 2011 EXECUTIVE COMPENSATION

(Item 2 on Proxy Card)

Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act requires the SEC to adopt rules requiring the Company to seek a non-binding advisory vote from our stockholders to approve the compensation awarded to our executive officers disclosed pursuant to Section 14A of the Exchange Act and Item 402 of Regulation S-K.

The Company has established comprehensive compensation programs for our executive officers, including our named executive officers, as described in this proxy statement. Stockholders should reference and consider this information in evaluating the Company’s approach to compensating our executive officers.

Our compensation committee will continue to design compensation arrangements with the objectives of emphasizing pay for performance and aligning the financial interests of our executives with the interests of long-term stockholders, and require executives to retain ownership of a significant portion of our common stock they receive as compensation. Please refer to the sections entitled “Compensation Discussion and Analysis” and “Executive Compensation” of this proxy statement for a detailed discussion of the Company’s executive compensation in 2011.

Vote Required

Approval of this proposal requires the affirmative vote of the holders of a majority of the votes of our common stock cast at the annual meeting with respect to the proposal. Abstentions and broker non-votes will not be counted as votes cast, and, accordingly, will not affect the outcome of these votes. While this vote is required by law, it will neither be binding on our company or our Board, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, our company or our Board. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions.

You have the opportunity to vote for, against or abstain from voting on approval of 2011 executive compensation. This vote is a nonbinding advisory vote on 2011 executive compensation. Accordingly, the following resolution will be submitted for a shareholder vote at the 2012 Annual Meeting:

RESOLVED, that the stockholders of Hercules Offshore, Inc. approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Securities and Exchange Commission Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative disclosures.

The Board of Directors unanimously recommends that stockholders vote “FOR” approval, on an advisory basis, of 2011 executive compensation.

VOTE ON APPROVAL OF THE AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF HERCULES OFFSHORE, INC.

TO PERMIT THE STOCKHOLDERS OF THE COMPANY TO REQUEST A SPECIAL MEETING

IN CERTAIN CIRCUMSTANCES

(Item 3 on Proxy Card)

General

The Board has approved, subject to shareholder approval, an amendment and restatement of our Certificate of Incorporation to permit the stockholders of the Company to request special meetings. To effect this change to our Certificate of Incorporation, paragraph SIXTH(a) of our Certificate of Incorporation would be amended and restated to read in its entirety as follows:

Action by Written Consent; Special Meetings. No action required to be taken or that may be taken at any annual or special meeting of the stockholders of the Corporation may be taken without a meeting, and the power of the stockholders of the Corporation to consent in writing to the taking of any action by written consent without a meeting is specifically denied, unless such action without a meeting is taken by unanimous written consent. Unless otherwise provided by the DGCL, by this Certificate of Incorporation or by any provisions established pursuant to Article FOURTH hereof with respect to the rights of holders of one or more outstanding series of Preferred Stock, special meetings of the stockholders of the Corporation may be called at any time only by the (i) Chairman of the Board of Directors, if there is one, (ii) by the Board of Directors pursuant to a resolution approved by the affirmative vote of at least a majority of the members of the Board of Directors or (iii) by the Secretary of the Corporation upon the written request of the holders of record owning not less than 20% of all shares of Common Stock issued and outstanding and entitled to vote on the matters for which such special meeting is called, in accordance with the applicable requirements and procedures of the Bylaws of the Corporation. Each special meeting shall be held at such date, time and place as may be stated in the written notice of such special meeting.

The Board has determined that the amendment is in the best interest of the Company and our stockholders and recommends approval by our stockholders.

Purpose of Amendment

The Company believes that it is a matter of good corporate governance to allow our stockholders to vote on important matters, such as electing new directors, which can arise between annual meetings. The Company further believes that if twenty percent (20%) of our stockholders have expressed a desire to address an appropriate issue, the Company should comply with our stockholders’ request to be heard. If our stockholders cannot call special meetings, management may become insulated and investor returns may suffer.

Effect of Amendment

Our original Certificate of Incorporation permitted special meetings to be called solely by the Chairman of our Board, or by the Board following a resolution approved by an affirmative vote of at least a majority of the members of our Board. No other person, entity or group had the power to call a special meeting. This proposal does not impact our Board’s current power to call a special meeting nor that of our Board Chairman’s current power to call a special meeting. This proposal would allow twenty percent (20%) of our stockholders of record to provide our Secretary with a written request to hold a special meeting, in accordance with any additional requirements or procedures required by our Bylaws. Each such special meeting would then be held on the date, and at such time and place as may be stated in the written notice of the special meeting.

Vote Required

The approval of the amendment and restatement of our Certificate of Incorporation to permit our stockholders to request a special meeting requires an affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of all of our outstanding shares of capital stock of our Company generally entitled to vote in the election of our directors. Unless a shareholder withholds approval by marking the proxy card, those persons designated as proxies by the board of directors intend to vote to approve the amendment and restatement of our Certificate of Incorporation.

The Board of Directors unanimously recommends that stockholders vote “FOR” approval of the amendment and restatement of the Certificate of Incorporation to permit our stockholders to request a special meeting.

VOTE ON APPROVAL OF THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION OF HERCULES OFFSHORE, INC. TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM

200 MILLION TO 300 MILLION SHARES

(Item 4 on the Proxy Card)

General

The Board has approved, subject to shareholder approval, an amendment to our Certificate of Incorporation to increase the number of authorized shares of our common stock from 200 million to 300 million shares and directed that the amendment be submitted to a vote of the Company’s stockholders at the Annual Meeting. The amendment, if approved, will have no effect on the 50 million shares of preferred stock we are authorized to issue. To effect such increase to the Company’s common stock, paragraph FOURTH of our Certificate of Incorporation would be amended and restated to read in its entirety as follows:

The aggregate number of shares of capital stock that the Corporation shall have authority to issue is 350,000,000 (Three Hundred Fifty Million), of which 300,000,000 (Three Hundred Million) shares are classified as common stock, par value $0.01 per share (“Common Stock”), and 50,000,000 (Fifty Million) shares are classified as preferred stock, par value $0.01 per share (“Preferred Stock”).

The Board has determined that the amendment is in the best interest of the Company and our stockholders and recommends approval by our stockholders.

Outstanding and Reserved Shares

The authorized capital stock of the Company currently consists of 200 million shares of common stock, par value $0.01 per share, and 50 million shares of preferred stock, par value $0.01 per share. The number of shares of our common stock outstanding as of March 28, 2012 was 158,441,325 shares, which taken together with the number of shares of our common stock reserved for future issuance, leaves approximately 35.9 million authorized shares of our common stock available for future issuance.

The Board has determined that the number of unreserved shares of our common stock currently available for issuance does not provide sufficient flexibility to respond to future business needs without the expense and delay of a special meeting of our stockholders. As discussed more fully below, an increase in the authorized shares available for issuance would give us greater flexibility to respond to future business needs without the expense and delay of a special meeting of our stockholders.

Purpose of Amendment and Use of Shares

We do not have any immediate plans to issue any shares of our common stock other than those currently reserved for issuance. The Board and management believe that additional shares of our common stock should be authorized for issuance to provide the flexibility to issue our common stock for proper corporate purposes. Such purposes could include securing additional financing for working capital or capital expenditures, effecting mergers or acquisitions of other businesses or properties, entering into strategic joint ventures, paying stock dividends, providing incentives through shareholder-approved equity-based incentive plans or other bona fide corporate purposes.

Effect of Amendment

The amendment will have no effect on the number of shares of preferred stock we are authorized to issue. No shares of our preferred stock are currently issued, outstanding or reserved for issuance. The additional shares for which authorization is sought would be identical to the shares of our common stock now authorized. The holders of our common stock do not currently have preemptive rights to subscribe for any of our securities and will not have any such rights to subscribe for the additional shares proposed to be authorized. If the amendment is approved by the required vote of our stockholders, it will become effective upon the filing of a Certificate of Amendment with the Secretary of State of the State of Delaware.

If the amendment is approved, the increase in our authorized shares will not, by itself, have any effect on the rights of holders of presently issued and outstanding shares of our common stock. However, the actual issuance of additional shares of our common stock in the future may have a dilutive effect on earnings per share and on the equity and voting rights of the present holders of our common stock.

Authorized but unissued shares of our common stock could be used by the Board to make a change in control of the Company more difficult, even if our stockholders viewed such change in control as favorable to their interests. Under certain circumstances, such shares could be used to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control of the Company. Such shares could be privately placed with purchasers who might side with the Board in opposing a hostile takeover bid. Notwithstanding the foregoing, we are not aware of any effort to accumulate our common stock or obtain control of the Company by a tender offer, proxy contest or otherwise, and we have no present intention to use the increased number of available shares for any anti-takeover purposes.

Vote Required

The approval of the amendment to our Certificate of Incorporation to increase the number of authorized shares of common stock requires an affirmative vote of a majority of all outstanding shares as of the record date. Unless a shareholder withholds approval by marking the proxy card, those persons designated as proxies by the board of directors intend to vote to approve the amendment to our Certificate of Incorporation.

The Board of Directors unanimously recommends that stockholders vote “FOR” approval of the amendment to the Certificate of Incorporation to increase the number of authorized shares of common stock from 200 million to 300 million shares.

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Item 5 on Proxy Card)

Our audit committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2012. Although the selection and appointment of an independent registered public accounting firm is not required to be submitted to a vote of stockholders, the board of directors has decided to ask our stockholders to ratify this appointment. Our board recommends that stockholders vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2012.

Representatives of Ernst & Young LLP are expected to be present at the annual meeting, will be given the opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions of any stockholders.

Fees Paid to Independent Registered Public Accounting Firms

The following tables set forth the fees for professional audit services rendered by Ernst & Young LLP for the audit of our annual financial statements for the years ended December 31, 2011 and 2010, respectively, and the fees billed for other services rendered by Ernst & Young LLP, respectively, during those periods.

	2011	2010
	(In thousands)

Audit Fees(1)	$1,700.1	$1,508.1
Audit-Related Fees(2)	53.7	30.0
Tax Fees(3)	249.5	312.5
All Other Fees	—	—

Total	$2,003.3	$1,850.6

(1)	Audit Fees consisted of fees for audit services, which related to the consolidated audit, quarterly reviews, statutory audits, comfort letters, accounting consultations, subsidiary audits and related matters.

(2)	Audit-Related Fees consisted of fees for consultation related to technical accounting issues and other matters.

(3)	Tax Fees consisted of fees for tax services, which related to services for tax compliance, tax planning, tax advice (including tax return preparation) and refund claims and assistance with tax audits and appeals.

Additionally, on April 27, 2011, the Company completed its acquisition of 20 jackup rigs and related assets, accounts receivable, accounts payable and certain contractual rights from Seahawk Drilling, Inc. (“Seahawk”). At the time of the acquisition, Seahawk was in bankruptcy and did not have audited financial statements as of December 31, 2010 and 2009 and for the three years ended December 31, 2010. In connection with this transaction and in order to comply with the requirements of Section 210.3-05 of Regulation S-X, the Company engaged KPMG LLP to conduct an audit of Seahawk’s financial statements as of December 31, 2010 and 2009 and for the three years ended December 31, 2010. Audit fees paid to KPMG LLP in 2011 were $551,256.

Pre-approval Policies and Procedures

The audit committee has established a policy requiring audit committee pre-approval of all audit, review or attest engagements, internal control-related services and permissible nonaudit services, including the fees and terms thereof, to be performed by the independent registered public accounting firm, subject to, and in compliance with, the de minimis exception for nonaudit services described in applicable provisions of the Securities Exchange Act of 1934 and applicable SEC rules. All services provided by our independent registered public accounting firm since November 2005 were pre-approved by the audit committee.

REPORT OF THE AUDIT COMMITTEE

To the Stockholders of

Hercules Offshore, Inc.:

The board of directors of Hercules Offshore, Inc. (“Hercules Offshore”) maintains an audit committee currently composed of three nonmanagement directors, Ms. Baer, and Messrs. Madonna (Chair) and Parker. The board of directors has determined that the audit committee’s current membership satisfies the rules of the SEC and the NASDAQ Global Select Market that govern audit committees, including the requirements for audit committee member independence set out in the NASDAQ Marketplace Rules and Rule 10A-3 under the Securities Exchange Act of 1934.

In fulfilling its oversight responsibilities, the audit committee reviewed and discussed the audited financial statements with management of Hercules Offshore.

The audit committee reviewed and discussed with Hercules Offshore’s independent registered public accounting firm, Ernst & Young LLP, all communications required by generally accepted auditing standards, including those required by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The audit committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with such firm its independence.

The audit committee discussed with the independent registered public accounting firm the overall scope and plans for their audit. The audit committee has met with the independent registered public accounting firm, with and without management present, to discuss the results of their examination, their evaluation of Hercules Offshore’s internal controls and the overall quality of Hercules Offshore’s financial reporting. The audit committee met seven times in 2011.

The audit committee also determined that the provision of services other than audit services rendered by Ernst & Young LLP was compatible with maintaining Ernst & Young LLP’s independence.

In reliance on the reviews and discussions referred to above, and such other matters deemed relevant and appropriate by the audit committee, the audit committee recommended to the board of directors (and the board of directors has approved) that the audited financial statements be included in Hercules Offshore’s annual report on Form 10-K for the year ended December 31, 2011 for filing with the SEC.

AUDIT COMMITTEE

Thomas J. Madonna, Chairman

Suzanne V. Baer

F. Gardner Parker

RELATED PARTY TRANSACTIONS, STOCKHOLDER PROPOSALS AND OTHER MATTERS

Certain Relationships and Related Party Transactions

We require that all transactions with related persons (as contemplated by Item 404 of Regulation S-K) be approved by the audit committee of the board of directors, in compliance with the charter of that committee and with our Policy Regarding Covered Transactions with Related Persons. In approving a transaction with a related person, the audit committee will consider, among others, the following factors: (1) whether terms or conditions of the transaction are generally available to third parties; (2) the related person’s relationship to us; (3) whether the transaction is in the ordinary course of business; and (4) the impact on a director’s independence in the event the related person is a director, an immediate family member of a director, or an entity in which a director has a relationship. For purposes of Item 404 of Regulation S-K, the committee determined that no related persons had a material interest in any of the transactions that it reviewed in the past year. However, pursuant to our Policy Regarding Covered Transactions with Related Persons, the committee determined to monitor and have management provide reports on transactions with Lime Rock’s portfolio companies, even though the committee determined that our director who is a senior advisor of Lime Rock does not have a material interest in such transactions under Item 404 of Regulation S-K.

Our Code of Business Conduct and Ethics and our Corporate Governance Guidelines prohibit actual or apparent conflicts of interest between the interest of any of our directors or officers, on the one hand, and our company or our stockholders, on the other hand. The guidelines require that any actual or apparent conflict of interest be reported to the chairman of the audit committee for evaluation. The audit committee, with the assistance of our general counsel, is responsible for evaluating conflicts of interest.

We entered into a registration rights agreement with the members of our company at the time of our conversion to a Delaware corporation. Under the agreement, holders of at least 25% of the registrable securities subject to the agreement may require us to file a registration statement under the Securities Act of 1933 to register the sale of shares of our common stock, subject to certain limitations, including that the reasonably anticipated gross proceeds must be at least $15.0 million. These stockholders may request a total of three of these “demand” registrations and only one in any six-month period. These holders also have the right to cause us to register their registrable securities on Form S-3 if the reasonably anticipated gross proceeds would be at least $10.0 million. In addition, if we propose to register securities under the Securities Act, then the holders who are party to the agreement will have “piggy-back” registration rights, subject to quantity limitations determined by underwriters if the offering involves an underwriting, to request that we register their registrable securities. There is no limit to the number of these “piggy-back” registrations in which these holders may request their shares be included. We generally will bear the registration expenses incurred in connection with registrations. We have agreed to indemnify these stockholders against certain liabilities, including liabilities under the Securities Act, in connection with any registration effected under the agreement. These registration rights will terminate at the earlier of (a) seven years from the closing date of our initial public offering or (b) with respect to any holder, the date that all registrable securities held by that holder may be sold in a three-month period without registration under Rule 144 of the Securities Act and those registrable securities then represent less than one percent of all outstanding shares of our capital stock.

Stockholder Proposals for the 2013 Annual Meeting

Rule l4a-8 under the Securities Exchange Act of 1934 addresses when a company must include a stockholder’s proposal in its proxy statement and identify the proposal in its form of proxy when the company holds an annual or special meeting of stockholders. Under Rule l4a-8, proposals that stockholders intend to have included in our proxy statement for the 2013 annual meeting of stockholders should be received by our corporate secretary no later than November 30, 2012.

If a stockholder desires to bring a matter before our annual meeting and the matter is submitted outside the process of Rule 14a-8, including with respect to nominations for election as directors, the stockholder must follow the procedures set forth in our bylaws. Our bylaws provide generally that stockholder proposals and director nominations to be considered at an annual meeting may be made by a stockholder only if (1) the stockholder is a stockholder of record and is entitled to vote at the meeting, and (2) the stockholder gives timely written notice of the matter to our corporate secretary. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, our principal executive offices not less than 90 days nor more than 120 days prior to the first annual anniversary of the prior year’s annual meeting of stockholders. However, if the date of the annual meeting of stockholders is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting of stockholders and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which we first publicly announce the date of such meeting. Under our bylaws, notice with respect to the 2013 annual meeting of stockholders must be received by our corporate secretary no earlier than January 13, 2013 and no later than February 13, 2013. The notice must set forth the information required by the provisions of our bylaws dealing with stockholder proposals and nominations of directors.

All notices should be directed to: Corporate Secretary, Hercules Offshore, Inc., 9 Greenway Plaza, Suite 2200, Houston, Texas 77046, Attention: Stockholder Notices. Under current SEC rules, we are not required to include in our proxy statement any director nominated by a stockholder using this process. If we choose not to include such a nominee, the stockholder will be required to distribute its own proxy materials in connection with its solicitation of proxies with respect to that nominee.

Discretionary Voting of Proxies on Other Matters

Management does not intend to bring before the annual meeting any matters other than those disclosed in the notice of annual meeting of stockholders attached to this proxy statement, and it does not know of any business that persons other than management intend to present at the meeting. If any other matters are properly presented at the annual meeting for action, the persons named in the enclosed form of proxy and acting thereunder generally will have discretion to vote on those matters in accordance with their best judgment.

Householding

The SEC permits a single set of notices, annual reports and proxy statements to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding.

As a result, if you hold your shares through a broker and you reside at an address at which two or more stockholders reside, you will likely be receiving only one notice, annual report and proxy statement unless any stockholder at that address has given the broker contrary instructions. However, if any beneficial stockholder residing at an address of which two or more stockholders reside wishes to receive a separate notice, annual report or proxy statement in the future, or if any beneficial stockholder that elected to continue to receive separate notice, annual reports or proxy statements wishes to receive a single notice, annual report or proxy statement in the future, that stockholder should contact his or her broker or send a request to our corporate secretary at our principal executive offices, 9 Greenway Plaza, Suite 2200, Houston, Texas 77046, telephone number (713) 350-5100. We will deliver, promptly upon written or oral request to our corporate secretary, a separate copy of the notice, 2011 annual report and this proxy statement to a beneficial stockholder at a shared address to which a single copy of the documents was delivered.

Solicitation of Proxies

We will bear the cost of the solicitation of proxies, including the cost of preparing, printing and mailing the materials used in the solicitation. We have retained MacKenzie Partners to aid in the solicitation of proxies for a fee of $12,000 and the reimbursement of out-of-pocket expenses. Proxies may also be solicited by personal interview, telephone and telegram, and via the Internet by our directors, officers and employees, who will not receive additional compensation for those services. Arrangements also may be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares held by those persons, and we will reimburse them for reasonable expenses incurred by them in connection with the forwarding of solicitation materials.

Additional Information About Hercules Offshore

You can learn more about Hercules Offshore and our operations by visiting our website at www.herculesoffshore.com. Among other information we have provided there, you will find:

•	our certificate of incorporation and bylaws;

•	the charters of each of our standing committees of the board;

•	our corporate governance guidelines;

•	our code of business conduct and ethics;

•	our ethics manual;

•	our policy regarding covered transactions with related persons;

•	our policy regarding the granting of equity-based compensation awards;

•	our policy regarding director recommendations by stockholders;

•	our director and executive equity ownership guidelines;

•	information concerning our business and recent news releases and filings with the SEC; and

•	information concerning our management and board of directors.

For additional information about our company, please refer to our 2011 annual report, which is available with our proxy statement at the following address on the Internet: http://www.proxydocs.com/hero.

HERCULES OFFSHORE, INC.

John T. Rynd

Chief Executive Officer and President

Houston, Texas

March 30, 2012

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS    PROXY    CARD    IS    VALID    ONLY    WHEN     SIGNED    AND    DATED.

The Board of Directors recommends you vote FOR the following:			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1.	Election of Directors Nominees		☐	☐	☐
01	Suzanne V. Baer	02 John T. Rynd	03 Steven A. Webster

The Board of Directors recommends you vote FOR proposals 2, 3, 4 and 5:							For	Against	Abstain
2.	Advisory vote on 2011 Executive Compensation						☐	☐	☐
3.	To approve an amendment and restatement of the Certificate of Incorporation to permit the stockholders to call a special meeting in certain circumstances.						☐	☐	☐
4.	To approve an amendment of the Certificate of Incorporation to increase the number of authorized shares of common stock of the Company from 200,000,000 to 300,000,000 shares.						☐	☐	☐
5.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2012.						☐	☐	☐

NOTE: This proxy is revocable. The undersigned hereby revokes any proxy or proxies to vote or act with respect to such shares heretofore given by the undersigned.
For address change/comments, mark here. (see reverse for instructions)					☐	Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

		JOB #			SHARES CUSIP # SEQUENCE #
Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is / are available at www.proxyvote.com.

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HERCULES OFFSHORE, INC. 9 Greenway Plaza, Suite 2200 Houston, Texas 77046 NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints James W. Noe, Stephen M. Butz, and Troy Carson, and each of them, proxies of the undersigned, each with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of Common Stock of Hercules Offshore, Inc. held of record by the undersigned on March 19, 2012, at the Annual Meeting of Stockholders to be held on May 15, 2012 at 8:00 a.m., Houston time, at the Renaissance Hotel, 6 Greenway Plaza East, Houston, Texas 77046 or any adjournment or postponement thereof.

This proxy will be voted in accordance with the instructions specified above and, in the absence of such specifications, will be voted “FOR” all director nominees and “FOR” Proposals 2, 3, 4 and 5. If any other business properly comes before the meeting or any adjournment or postponement thereof, this proxy will be voted in the discretion of the proxies named herein.

Address change / comments:

(If you noted any Address Changes and / or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side